Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

MannKind Corporation;

QrumPharma, Inc.;

the Sellers named herein;

and

SHR Services LLC, as the Securityholders’ Representative

Dated as of December 7, 2020

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

Exhibits
Exhibit A	—	Calculation of Net Working Capital
Exhibit B	—	Form of Escrow Agreement
Exhibit C	—	Form of Lock-Up Agreement
Exhibit D	—	Form of Letter of Transmittal
Exhibit E	—	Form of Payment Agent Agreement
Exhibit F	—	Form of Option Termination Agreement

Schedules
Schedule 1.1	—	Company Convertible Securities
Schedule 1.2	—	Company Capital Stock
Schedule 1.4(a)		Cashless Exercise of Company Options
Schedule 1.7-I	—	Continuing Employees
Schedule 1.7-II	—	Continuing Consultants
Schedule 5.5(a)	—	Purchaser Prepared Returns
Schedule 6.1(a)	—	Specific Indemnification

-iv-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (as may be amended from time to time, this “Agreement”) is made and entered into as of December 7, 2020, by and among: MANNKIND CORPORATION, a Delaware corporation (“Purchaser”); QRUMPHARMA, INC., a Delaware corporation (the “Company”); the stockholders of the Company named on the signature pages hereto (the “Sellers”); and SHR Services LLC, a Pennsylvania limited liability company, solely in its capacity as the Securityholders’ Representative. Certain capitalized terms used in this Agreement are defined in Section 1.1 (Certain Definitions).

RECITALS

A. The Sellers collectively own all of the outstanding capital stock of the Company, including all shares of Company Capital Stock.

B. Purchaser desires to purchase from the Sellers and the Sellers desire to sell to Purchaser all of the outstanding capital stock of the Company, including all shares of Company Capital Stock, subject to the conditions set forth herein.

AGREEMENT

In consideration of the Recitals, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Certain Definitions. For purposes of this Agreement:

“Action” means any investigation, action, claim, suit, litigation, proceeding (public or private) or criminal prosecution by or before any Governmental Body.

“Adjusted Net Sales” means the Net Sales less the Paid Royalties associated with such Net Sales for the applicable measurement period.

“Adjustment Amount” has the meaning set forth in Section 1.6(c) (Post-Closing Adjustment to Upfront Consideration Amount).

“Adjustment Escrow Amount” means $250,000.

“Adjustment Escrow Funds” means the Adjustment Escrow Amount, as the same may be increased by investment earnings or decreased by investment losses, payments made in satisfaction of the adjustment payments to Purchaser pursuant to Section 1.6(c) (Post-Closing Adjustment to Upfront Consideration Amount) or Escrow Distributions.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

1.

“Affiliated Agreement” has the meaning set forth in Section 2.23 (Related Party Transactions).

“Aggregate Exercise Amount” means the aggregate exercise price of all Company Options outstanding as of immediately prior to the Effective Time, as set forth on the Estimated Closing Statement.

“Aggregate Fractional Share Amount” has the meaning set forth in Section 1.4(b) (Treatment of Company Options and Company Convertible Securities).

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” means, collectively, the Escrow Agreement and each other agreement, document instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Approval” or “Approved” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient to develop, manufacture, commercialize or otherwise exploit, the Product in such regulatory jurisdiction in accordance with applicable Laws including receipt of pricing and reimbursement approvals, where applicable.

“Approved Relatives” has the meaning set forth in Section 1.9(d) (Non-Transferable Right).

“Australian Loan Amount” means any outstanding amount of debt related to the loan from the Company to the Australian Subsidiary in the original principal amount of $355,000 pursuant to the Loan Agreement dated February 5, 2020 that has not be repaid prior to the Closing.

“Australian Subsidiary” means Qrum Pharma Pty Ltd, a proprietary company existing under the laws of Australia.

“Author” has the meaning set forth in Section 2.11(e) (Intellectual Property).

“Balance Sheet Date” has the meaning set forth in Section 2.5 (Financial Statements).

“Bedaquiline Product” means a Product that contains bedaquiline as its Compound and that is formulated for delivery via a nebulizer.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of San Diego, California, United States of America.

“Calendar Year” means the 12-month period ending on December 31.

2.

“Cash and Cash Equivalents” means the aggregate amount of unrestricted cash and cash equivalents held by the Company, as determined in accordance with GAAP, consistently applied, less (a) the aggregate amount of outstanding checks or drafts of the Company that have not posted, plus (b) checks received by the Company that have not been posted.

“Claim Notice” has the meaning set forth in Section 6.3 (Third-Party Claims).

“Clinical Trial” means any human clinical trial of any Product.

“Clofazimine Product” means a Product that contains clofazimine as its Compound and that is formulated for delivery via a nebulizer.

“Closing” has the meaning set forth in Section 1.2 (Sale and Purchase of Shares; Closing).

“Closing Cash” means the Cash and Cash Equivalents of the Company immediately before the Closing.

“Closing Company Share Number” means the sum of (a) the aggregate number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Capital Stock subject to Company Options outstanding as of immediately prior to the Effective Time, assuming a cashless exercise of such Company Options as contemplated by Section 1.4(a) (Treatment of Company Options and Company Convertible Securities), plus (c) the aggregate number of shares of Company Capital Stock issuable under the Company Convertible Securities outstanding as of immediately prior to the Effective Time.

“Closing Date” has the meaning set forth in Section 1.2 (Sale and Purchase of Shares; Closing).

“Closing Indebtedness” means the Debt of the Company immediately before the Closing, excluding the PPP Loan Amount.

“Closing Payment Schedule” has the meaning set forth in Section 1.7 (Closing Deliverables).

“Closing Statement” has the meaning set forth in Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount).

“Closing Working Capital” means the Net Working Capital as of 11:59 pm (Pacific Time) on the last Business Day immediately preceding the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble to this Agreement.

3.

“Company Capital Stock” means the Company’s common stock, no par value per share, of the Company.

“Company Charter” means the Company’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on November 3, 2014 and in effect immediately prior to the Closing.

“Company Convertible Securities” means the Convertible Securities issued pursuant to the Company’s Convertible Security Purchase Agreement set forth on Schedule 1.1.

“Company Equity Award” means any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Company Capital Stock (including, for the avoidance of doubt, all Company Options).

“Company Equity Plan” means the QrumPharma, Inc. Stock Incentive Plan.

“Company ERISA Affiliate” means any Person with which the Company is or would be at any relevant time considered a single employer under Section 414 of the Code.

“Company Financial Statements” has the meaning set forth in Section 2.5 (Financial Statements).

“Company Intellectual Property” means all Company Owned IP and all Intellectual Property non-exclusively licensed to the Company or the Australian Subsidiary, other than commercially available software in aggregate value of less than $5,000.

“Company Management” means Thomas Hofmann, Kevin Stapleton, and Stefan Ufer.

“Company Material Adverse Effect” means any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, condition (financial or otherwise), or existing business of the Company and the Australian Subsidiary, taken as a whole; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector; (c) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector; (d) natural disasters, manmade disasters, epidemics, pandemics or disease outbreaks (including the COVID-19 virus and any actions of any Governmental Body taken in connection with or in response to any such epidemics, pandemics or disease outbreaks), except to the extent such natural disasters, manmade disasters,

4.

epidemics, pandemics or disease outbreaks have a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector; or (e) any adverse effect directly resulting from any breach by Purchaser of any provision of this Agreement.

“Company Option” means an option to purchase Company Capital Stock issued by the Company pursuant to the Company Equity Plan.

“Company Owned IP” means all Intellectual Property in which the Company or the Australian Subsidiary has or purports to have an ownership interest (whether exclusively or jointly with any other Person(s)), or that is exclusively licensed or purported to be exclusively licensed to the Company or Australian Subsidiary by any other Person.

“Company Plans” means “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company, the Australian Subsidiary or any Company ERISA Affiliate or under or with respect to which the Company, the Australian Subsidiary or any Company ERISA Affiliate has or would reasonably be expected to have any liability or obligation (whether current or contingent).

“Company Registered IP” means each item of Company Owned IP that is Registered IP.

“Company Service Provider” means any current and former officer or other employee of the Company, the Australian Subsidiary or any Company ERISA Affiliate, or individual who is or was an independent contractor, consultant, service provider, director, manager, agent, or representative of or to the Company, the Australian Subsidiary or any Company ERISA Affiliate. For the sake of clarity, a contract research organization, university, or other entity that provides services to or for the benefit of the Company is not considered a Company Service Provider.

“Company Service Provider Agreement” means each management, employment, severance, consulting, advisory, relocation, repatriation, expatriation, or other similar agreement, or Contract between the Company, the Australian Subsidiary or any Company ERISA Affiliate and any Company Service Provider.

“Company Stockholders” means the holders of Company Capital Stock.

“Compound” means, with respect to the internal projects designated as QRM-003 and QRM-007, clofazimine, and with respect to the internal project designated QRM-008, bedaquiline, as the active pharmaceutical ingredient.

“Confidential Information” means:

(a) any and all product or service specifications, data, know-how, formulae, compositions, processes, sketches, photographs, drawings, samples, inventions and ideas (past, current and planned), research and development, current and planned manufacturing or distribution methods and processes, computer software and programs (including object code and source code),

5.

database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Company; and

(b) any and all information concerning the business and affairs of the Company (including anticipated customer requirements, pricing and price lists, market studies, business plans, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training techniques and materials).

Notwithstanding the foregoing, Confidential Information shall not include information that (x) is or becomes part of the public domain through no fault of any party bound by an obligation to maintain the confidentiality of such Confidential Information, or (y) is rightfully received from a third party who has no restriction of confidentiality from disclosure; provided that, in each case, such exceptions shall not include information known or received by a Seller or its Affiliate or Representative (1) with respect to the Company or its business, operations or assets by virtue of such Seller’s ownership and/or other role in connection with the Company, or (2) pursuant to this Agreement or any dispute hereunder.

“Confidentiality Agreement” means that certain Confidentiality Agreement, effective as of March 20, 2019, by and between Purchaser and the Company.

“Consent(s)” means any consent, approval or waiver.

“Contingent Payment Transaction Expenses” means, all expenses of Participating Securityholders and Securityholders’ Representative arising from or incurred in connection with the payment of any Contingent Payment after Closing. “Contingent Payment Transaction Expenses” does not include any Transaction Expenses paid at or prior to Closing.

“Contingent Payments” has the meaning set forth in Section 1.9(a) (Contingent Payments).

“Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“Controlling Party” has the meaning set forth in Section 6.3 (Third-Party Claims).

“Damages” means losses, Liabilities, costs, Taxes, damages and expenses, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, that have been incurred or paid by an Indemnified Party; provided, however, that (a) “Damages” shall not include any special, exemplary and punitive damages (in each case, except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third-Party Claim); and (b) for purposes of computing the amount of Damages incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds that are actually received by such Person or on behalf of such Person by any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto (net of any costs and expenses incurred, and any increase in premiums or other penalties suffered, by such Person and its Affiliates in collecting such amounts).

6.

“Debt” means the outstanding principal amount of, and all interest, fees, prepayment premiums, expenses, breakage costs, indemnities, penalties or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of, (a) any indebtedness for borrowed money of the Company or the Australian Subsidiary (including the PPP Loan Amount and the SBA Loan Amount, but excluding the Australian Loan Amount), (b) any obligation of the Company evidenced by bonds, debentures, notes, mortgages, security arrangements, indentures or other similar instruments, (c) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (d) all obligations of the Company as lessee under leases that are required to be recorded as liabilities in accordance with GAAP, (e) all liabilities or obligations of the Company under any interest rate, currency, swap or other hedging agreements, (f) all liabilities or obligations of the Company for the deferred purchase price of property or services and other earn-out, milestone or other contingent payment obligations, and (g) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Purchaser on the date of this Agreement.

“Dispute Auditor” has the meaning set forth in Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount).

“Dispute Notice” has the meaning set forth in Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount).

“Dry Powder Product” means a Product that contains a Compound as an active ingredient and that is formulated as a dry powder for delivery via an inhaler.

“Effective Time” has the meaning set forth in Section 1.2 (Sale and Purchase of Shares; Closing).

“EMA” means the European Medicines Agency or any successor agency having substantially the same functions or, if the mutual recognition procedure is used for a Product in the European Union, any governmental authority having the authority to regulate the sale of medicinal or pharmaceutical products in any country in the European Union.

“Employee Optionholder” means, for employment Tax purposes, each holder of a Company Option that is an employee of the Company or was an employee of the Company when such Company Option was granted or at any time thereafter for applicable employment Tax purposes.

“End Customer” means the first entity that is not the Company, any Affiliate, any licensee, any sub-licensee or any entity acting on their behalf, including distributors and service providers, which is invoiced (in an arm’s length business relationship) for any transfer or sale of a Product.

7.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any Law, any judicial and administrative order or determination relating to (a) pollution or the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) or health safety issues (including human and occupational safety and health), in each case as amended and as in effect on or prior to the date hereof.

“Equity Interests” means any capital share, capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including share appreciation, contingent interest or similar rights) of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning set forth in Section 1.7 (Closing Deliveries).

“Escrow Cash” means $350,000.

“Escrow Distribution” means each distribution of the Escrow Funds pursuant to Section 6.8 (Manner of Payment; Release of Escrow).

“Escrow Funds” means the Adjustment Escrow Funds and the Indemnity Escrow Funds, collectively.

“Escrow Shares” means the aggregate number of shares of Purchaser Common Stock equal to the quotient of (x) $925,000 divided by (y) the Reference Price.

“Estimated Aggregate Exercise Amount” has the meaning set forth in Section 1.6(a) (Post-Closing Adjustment to Upfront Consideration Amount).

“Estimated Closing Cash” has the meaning set forth in Section 1.6(a) (Post-Closing Adjustment to Upfront Consideration Amount).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.6(a) (Post-Closing Adjustment to Upfront Consideration Amount).

“Estimated Closing Statement” has the meaning set forth in Section 1.6(a) (Post-Closing Adjustment to Upfront Consideration Amount).

8.

“Estimated Closing Working Capital” has the meaning set forth in Section 1.6(a) (Post-Closing Adjustment to Upfront Consideration Amount).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.6(a) (Post-Closing Adjustment to Upfront Consideration Amount).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means the exchange rate reported in the U.S. edition of The Wall Street Journal (or other publication chosen by the parties by mutual written consent from time to time) for, as applicable, either the business day immediately preceding the relevant date or the last business day of the relevant period or, where the required timing of any applicable determination makes determination as of such date impossible or impracticable, the most recent business day for which such exchange rates are available.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

“First Commercial Sale” means, with respect to a Product in a particular country, the first sale on a commercial basis to a Third Party for value of such Product for use or consumption by the End Customer in such country. For clarity, sales prior to receipt of marketing authorization in such country, which are made for no consideration or value, including sales that are required to commence regular commercial sales in a particular country, “treatment IND sales,” “named patient sales,” “compassionate use sales,” and samples shall not be construed as a First Commercial Sale in such country.

“Fraud” or “Fraudulent” means common law fraud.

“GAAP” means United States generally accepted accounting principles.

“Good Laboratory Practices” has the meaning set forth in the FDCA and its implementing regulations.

“Government Official” means (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Body” means any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

9.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. “Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“ICD Classification” means the then current International Classifications of Diseases and Related Health Problems of the World Health Organization.

“Inbound Licenses” has the meaning set forth in Section 2.11(b) (Intellectual Property).

“Indemnification Demand” has the meaning set forth in Section 6.4(a) (Indemnification Mechanics).

“Indemnification Dispute Notice” has the meaning set forth in Section 6.4(b) (Indemnification Mechanics).

“Indemnification Tax Matters” has the meaning set forth in Section 5.5(c) (Tax Matters).

“Indemnified Party” means the Person entitled to indemnification under Section 6 (Indemnification).

“Indemnity Deductible” has the meaning set forth in Section 6.6 (Threshold and Limitations).

“Indemnity Escrow Amount” means the Escrow Cash and the Escrow Shares, collectively.

“Indemnity Escrow Funds” means the Indemnity Escrow Amount, as the same may be increased by investment earnings or pursuant to Section 6.8(c) (Manner of Payment; Release of Escrow) or decreased by investment losses, the indemnification obligations owed to Purchaser Indemnified Parties from time to time, or Escrow Distributions.

“Indication” means those indications defined within a block of the ICD Classification.

“Insurance Policies” has the meaning set forth in Section 2.19 (Environmental Matters).

“Intellectual Property” or “IP” means all intellectual property, including the following items of intangible property, and all rights associated therewith in any jurisdiction and tangible embodiments thereof:

(a) Patents;

10.

(b) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles and other indicia of origin, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and all goodwill associated therewith;

(c) works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights;

(d) domain names and URLs;

(e) all technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable of reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results; and

(f) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Inventory” means any inventory of the active pharmaceutical ingredient of any Product or any finished Product, all raw materials and work in process and all inventory of any nebulizers or other delivery devices used with any Product.

“IP Representations” means the representations and warranties set forth in Section 2.11 (Intellectual Property).

“IRS” means the Internal Revenue Service.

“Knowledge” has the meaning set forth in Section 7.11 (Specific Performance).

“Knowledge of the Company” means with respect to the Company or the Australian Subsidiary, the actual knowledge of Thomas Hofmann, Kevin Stapleton, and Stefan Ufer, and includes knowledge that such individuals would have possessed upon review of their respective files and due inquiry of the actual knowledge of appropriate agents of the Company or the Australian Subsidiary after review of their respective files.

11.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 1.7 (Closing Deliveries).

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” or “Liens” means all mortgages, encumbrances, security interests, claims, charges, pledges or restrictions (including contractual restrictions on transfer).

“Lock-Up Agreement” has the meaning set forth in Section 1.7 (Closing Deliveries).

“Lock-Up Parties” means Thomas Hofmann and Kevin Stapleton.

“Market Exclusivity” means regulatory data protection or market exclusivity or similar regulatory protection to a Product that is afforded by the competent regulatory authorities in a country, including any such periods provided by the FDA, EMA or any national or international equivalents, including through an Orphan Drug Designation or through a Qualified Infectious Disease Product Designation.

“Material Contract” has the meaning set forth in Section 2.13(a) (Material Contracts).

“Nebulized Product” means a Product that contains the Compound as an active ingredient and that is formulated as a suspension for delivery via a nebulizer.

“Net Sales” means the sum of all gross amounts invoiced by Purchaser, its Affiliates (including the Company), or its or their respective licensees, sublicensees, distributors, co-marketers, or agents (each, a “Selling Party”) to any Third Party who is an End Customer of any Product, during a net sales measurement period for sales of Products, less the following deductions actually incurred, allowed, paid, or accrued in the Selling Party’s financial statements related to such sales of such Products prepared in accordance with GAAP and consistent with the Selling Party’s historical accounting practices, as consistently applied, for:

(a) trade, quantity and cash discounts;

(b) amounts repaid or credited by reason of returns, claims, defects, rejections, or recalls;

(c) amounts written off by reason of uncollectible debt; provided, that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

12.

(d) discounts, rebates and chargebacks to customers and Third Parties, including Medicare, Medicaid, managed healthcare, and similar types of rebates;

(e) amounts provided or credited to customers through coupons and other discount programs;

(f) delayed ship order credits, discounts, or payments related to the impact of price increases between purchase and shipping dates;

(g) insurance, customs charges, freight, postage, shipping, and other transportation costs incurred by a Selling Party in shipping Product to a Third Party;

(h) import Taxes, export Taxes, excise Taxes, and other Taxes levied on, absorbed, determined, or imposed with respect to such sales (excluding income or net profit Taxes or franchise Taxes of any kind); and

(i) any other similar and customary deductions that are consistent with GAAP and Purchaser’s actual practice (or actual practice of any other applicable Selling Party) at the time in calculating and reporting its actual product net sales throughout its businesses (other than Paid Royalties and any royalty contingent amounts or similar payments for a nebulizer or other similar deliver device), provided that no item shall be deducted pursuant to this clause (i) if included in any another deduction provided for under this definition (for example, Purchaser shall not deduct an allowance for bad debts pursuant to this clause (i), as actual bad debts are subject to deduction pursuant to clause (c)).

Sales of a Product between Selling Parties for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party (other than a Selling Party) shall be included in the computation of Net Sales. Sale, disposal or use of Products for regulatory, development or charitable purposes, such as Clinical Trials, compassionate use, named patient use, or indigent patient programs, shall not be deemed a sale hereunder. Net Sales outside of the United States shall first be determined in the currency in which such sales are earned and shall then be converted into an amount in United States dollars using Purchaser’s customary and usual conversion procedures used in preparing Purchaser’s financial statements pursuant to GAAP for the applicable reporting period.

“Net Sales Event” has the meaning set forth in Section 1.9(a)(i) (Contingent Payments).

“Net Sales Report” has the meaning set forth in Section 1.9(b)(ii) (Reporting; Regulatory Matters; Audits).

“Net Working Capital” means, as of any time of determination, the aggregate amount of current assets of the Company as of such time, minus the aggregate amount of current liabilities of the Company as of such time, in each case determined on a consolidated basis in accordance with GAAP and Section 1.6(a) (Post-Closing Adjustment to Upfront Consideration Amount), provided that for purposes of calculating Net Working Capital, the current liabilities of the Company shall include all liabilities for Taxes immediately prior to the Closing Date, whether or not such liabilities for Taxes would be then due and payable (excluding any Transaction Payroll Taxes otherwise included as Transaction Expenses). “Net Working Capital” shall (a) not include any

13.

amounts with respect to Transaction Expenses, Debt, Cash or Cash Equivalents, (b) not include any amounts with respect to Tax assets, and (c) be calculated subject to the agreed exceptions and specified amounts set forth in Exhibit A (it being agreed that, in the case of any conflicts between GAAP and Exhibit A, the terms of Exhibit A shall govern and control).

“Non-Controlling Party” has the meaning set forth in Section 6.3 (Third-Party Claims).

“Non-Employee Optionholder” means each holder of a Company Option who is not an Employee Optionholder.

“Order” means any judgment, decision, decree, injunction, ruling, writ, or order of any Governmental Body that is binding on any Person or its property under applicable Law.

“Other IP Contracts” has the meaning set forth in Section 2.11(c) (Intellectual Property).

“Outbound Licenses” has the meaning set forth in Section 2.11(b) (Intellectual Property).

“Ownership Percentage” shall, with respect to a Participating Securityholder, be equal to the quotient obtained by dividing (a) the aggregate number of shares of Company Capital Stock held by such Participating Securityholder as of immediately prior to the Effective Time (including, for purposes of this definition, (i) any shares of Company Capital Stock issuable upon conversion of the Company Convertible Securities held by such Participating Securityholder and outstanding as of immediately prior to the Effective Time and (ii) any shares of Company Capital Stock underlying Company Options held by such Participating Securityholder as of immediately prior to the Effective Time) by (b) the Closing Company Share Number.

“Paid Royalties” means any royalties paid by a Selling Party to a Third Party of the Selling Parties in connection with the sale of Products giving rise to Net Sales, other than royalties or contingent amounts paid to a Third Party supplier of a nebulizer or other delivery device in respect of the sale of Clofazimine Product or Bedaquiline Product. For greater certainty, in the event that sales of a Product by a Selling Party would, but for the grant of a license or covenant not to sue by a Third Party to the Selling Parties (other than any licenses granted to the Company prior to the date hereof), infringe an issued Patent of such Third Party, then and in addition to other rights hereunder or otherwise, in the event a Selling Party enters into an agreement with such Third Party to obtain a license or other right (including a covenant not to sue or similar agreement) under such issued Patent in order to avoid such infringement (such license or other right, a “Third-Party License”), “Paid Royalties” includes the amount equal to any and all royalties (or payments in lieu of royalties) and license fees actually paid to such Third Party pursuant to such Third-Party License in respect of sales of such Product, other than royalties or contingent amounts paid to a Third Party supplier of a nebulizer or other delivery device in respect of the sale of Clofazimine Product or Bedaquiline Product.

“Participating Securityholders” means each holder of Company Capital Stock, Company Options and/or Company Convertible Securities, as of immediately prior to the Effective Time.

“Patents” means all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations,

14.

any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Per Share Cash Escrow Amount” means an amount in cash equal to the quotient of (i) Escrow Cash divided by (ii) the Seller Closing Company Share Number.

“Per Share Contingent Consideration” means, with respect to the achievement of a Net Sales Event, an amount equal to the applicable Contingent Payment payable with respect to such Net Sales Event (after deduction of any Transaction Expenses and other offsets), multiplied by the quotient of (a) one divided by (b) the Closing Company Share Number.

“Per Share Escrow Amount” means the Per Share Cash Escrow Amount and the Per Share Stock Escrow Amount, collectively.

“Per Share Representative Reserve Consideration” means, with respect to each distribution of funds from the Representative Reserve to the Participating Securityholders, an amount equal to the aggregate dollar amount of funds included in such distribution multiplied by the quotient of (a) one divided by (b) the Closing Company Share Number.

“Per Share Stock Escrow Amount” means a fraction of a share of Purchaser Common Stock equal to the quotient of (i) the Escrow Shares divided by (iii) the Seller Closing Company Share Number.

“Per Share Upfront Cash Consideration” means the quotient of (i) the Upfront Cash Consideration Amount divided by (ii) Closing Company Share Number.

“Per Share Upfront Stock Consideration” means the number of shares of Purchaser Common Stock (rounded down to the nearest whole number) equal to (i) the Upfront Stock Consideration Amount divided by (ii) the Closing Company Share Number.

“Permits” has the meaning set forth in Section 2.13(b) (Material Contracts).

“Permitted Encumbrances” means: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (c) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (d) Liens in favor of other financial institutions arising in connection with the Company’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like.

“Person” means any individual, Entity or Governmental Body.

“PPP Loan Amount” means any outstanding amount of Debt related to that certain Paycheck Protection Note, dated as of April 29, 2020, from Citizens Bank N.A., as Lender, issued to the Company pursuant to the Paycheck Protection Program provided for in Section 7(a) of the Small Business Act 1953, as amended by the CARES Act, that has not been repaid or forgiven prior to the Closing.

15.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” means (i) all Taxes of the Company for Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company), is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or by operation of Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transaction Payroll Taxes arising out of the Closing, (v) any Transfer Taxes, and (vi) any Taxes of any Seller (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement) for any Tax period; provided, however, that Pre-Closing Taxes shall not include any Taxes taken into account as liabilities in the calculation of Transaction Expenses or Closing Working Capital (as finally determined under Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)). In the case of any taxable period that includes (but does end on) the Closing Date, the amount of any Taxes based on or measured by income, receipts or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is number of days in in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

“Product” means any pharmaceutical product, in any dosage strength or formulation, containing a Compound as an active ingredient, alone or in combination with one or more active ingredients.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Common Stock” means shares of the common stock, par value $0.01, of Purchaser.

“Purchaser Indemnified Party” has the meaning set forth in Section 6.1 (Indemnification by Sellers).

“Purchaser Prepared Return” has the meaning set forth in Section 5.5(a) (Tax Matters).

“Purchaser Records” has the meaning set forth in Section 1.9(b)(i) (Reporting; Regulatory Matters; Audits).

“Purchaser SEC Reports” has the meaning set forth in Section 3.4(a) (SEC Filings; Financial Statements).

16.

“Reference Price” means $3.0158.

“Registered IP” means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including all Patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Regulatory Authority” means any national or supranational Governmental Body, including the FDA or the EMA, with responsibility for granting any license, registrations or Approvals with respect to the Compound or any Product.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, shareholder, fiduciary, beneficiary, agent, consultant, advisor or other representative of such Person or its Affiliate, including legal counsel, accountants and financial advisors.

“Representative Expenses” has the meaning set forth in Section 1.8(d) (Securityholders’ Representative).

“Representative Reserve” has the meaning set forth in Section 1.8(d) (Securityholders’ Representative).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as the same may be amended from time to time, or any successor rule or regulation hereafter adopted by the SEC having substantially the same effect that permits security holders to sell securities to the public without registration.

“SBA Loan Amount” means any outstanding amount of Debt related to that certain U.S. Small Business Administration (“SBA”) Note, dated as of June 7, 2020, from the SBA issued to the Company pursuant to Section 7(b) of the Small Business Act 1953, as amended by the CARES Act, that has not be repaid or forgiven prior to the Closing.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.8 (Adequate Information; No Reliance).

“Section 1542” has the meaning set forth in Section 5.1 (Release of Claims).

“Securities Act” means the Securities Act of 1933.

“Securityholders’ Representative” has the meaning set forth in Section 1.8(a) (Securityholders’ Representative).

“Seller Closing Company Share Number” means the aggregate number of shares of Company Capital Stock held by the Sellers and outstanding as of immediately prior to the Effective Time.

17.

“Seller Ownership Percentage” shall, with respect to a Seller, be equal to the quotient obtained by dividing (a) the aggregate number of shares of Company Capital Stock held by such Seller as of immediately prior to the Effective Time (including, for purposes of this definition, any shares of Company Capital Stock issuable upon conversion of the Company Convertible Securities held by such Seller and outstanding as of immediately prior to the Effective Time), by (b) the Seller Closing Company Share Number.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Specified Representations” means the representations and warranties set forth in Section 2.1 (Organization; Standing; Subsidiaries), Section 2.2 (Capitalization, Etc.), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.4 (No Conflict; Consents and Approvals), Section 2.22 (Financial Advisor), Section 4.1 (Authority; Binding Nature of Agreement), Section 4.2 (Non-Contravention; Consents), Section 4.3 (Ownership of Company Capital Stock), Section 4.5 (Financial Advisor), Section 4.6 (Accredited Investor) and Section 4.7 (Seller Investment Acknowledgments).

“Subsidiary” means, with respect to a Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Target Working Capital” means an amount equal to $0.

“Tax” or “Taxes” means all (i) federal, state or local income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, escheat, unclaimed property, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, value added, alternative or add-on minimum, environmental (including taxes under Code Section 59A), customs, duties, social security (or similar), unemployment, disability, registration and other taxes of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any affiliated, consolidated, combined, unitary or other group or being or having been included or required to be included in any tax return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by Contract or operation of Law, or otherwise.

“Tax Claim” has the meaning set forth in Section 5.5(c) (Tax Matters).

“Tax Grant” has the meaning set forth in Section 2.16 (Tax Matters).

“Tax Representations” means the representations and warranties set forth in Section 2.16 (Tax Matters).

“Tax Returns” means any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule

18.

or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party” means, with respect to any party, any Person other than such party or an Affiliate of such party.

“Third-Party Claim” has the meaning set forth in Section 6.3 (Third-Party Claims).

“Third-Party License” has the meaning set forth in Section 1.9 (Contingent Consideration).

“Transaction Expenses” means, without duplication, (i) the aggregate out-of-pocket expenses, fees, costs and disbursements of all attorneys, accountants, investment bankers and other advisers or service providers of the Company or the Sellers in connection with the negotiation, preparation, execution, delivery or performance of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case to the extent that such fees, costs, expenses and disbursements have not been paid by the Company (on behalf of itself, the Sellers, or any of their respective Affiliates) prior to the Closing Date; (ii) all bonuses (including any liabilities of the Company with respect to any retention or “stay” bonus), change of control or similar payment obligations that become due and payable by the Company contingent solely upon the consummation of the Closing; (iii) any Transaction Payroll Taxes accrued on or before the Closing Date; (iv) any costs, expenses, fees or other payments owed or payable by the Company in connection with the termination or settlement of any Affiliated Agreements in accordance with Section 2.23(c) (Termination of Affiliated Agreements); (v) any (a) payment due or payable in connection with any change in control of the Company or (b) earn-out, milestone or other contingent payments under any outbound license agreement or under any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company; (vi) any upfront engagement fee of the Securityholders’ Representative; and (vii) the Aggregate Fractional Share Amount (if any); provided that Transaction Expenses shall be calculated without duplication of any amounts to the extent used in the calculation of Closing Working Capital.

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued by the Company with respect to any bonuses, option exercises or other compensatory payments made in connection with the transactions contemplated by this Agreement.

“Transfer Tax” has the meaning set forth in Section 5.5(e) (Tax Matters).

“Unaudited Balance Sheet” has the meaning set forth in Section 2.5 (Financial Statements).

“Unresolved Claim” has the meaning set forth in Section 6.8(b) (Manner of Payment; Release of Escrow).

19.

“Upfront Cash Consideration Amount” means an amount equal to (a) $3,500,000, plus (b) the aggregate amount of the Estimated Closing Cash, minus (c) the Representative Reserve, minus (d) the Estimated Closing Indebtedness (subject to adjustment as provided in Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)), minus (e) the Estimated Transaction Expenses (subject to adjustment as provided in Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)), plus (f) the amount (if any) by which Closing Working Capital (subject to adjustment as provided in Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)) exceeds Target Working Capital, minus (g) the amount (if any) by which Target Working Capital exceeds Closing Working Capital (subject to adjustment as provided in Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)), minus (h) the Adjustment Escrow Amount.

“Upfront Consideration Amount” means the Upfront Cash Consideration Amount plus the Upfront Stock Consideration Amount.

“Upfront Stock Consideration Amount” means the aggregate number of unregistered shares of Purchaser common Stock equal to the quotient of (i) $9,250,000 divided by (ii) the Reference Price, rounded down to the nearest whole share.

“Valid Claim” means (a) a claim of an issued and unexpired patent included within the Company Owned IP that (i) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, and (ii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or (b) a claim included in a patent application or provisional patent included within the Company Owned IP that has not been cancelled, withdrawn, or abandoned, and has not been pending for more than seven years from the earliest filing date to which such patent application or claim is entitled.

“Withholding Agent” has the meaning set forth in Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount).

1.2 Sale and Purchase of Shares; Closing.

(a) At the Closing, subject to the terms and conditions of this Agreement, Purchaser will purchase from each Seller, and each Seller will sell, assign, transfer and deliver to Purchaser, free from all Liens, all of the shares of Company Capital Stock held by such Seller, which shares are set forth opposite their respective names on Schedule 1.2, and Purchaser will pay or cause to be paid to such Seller the applicable portion of the consideration referred to in Section 1.3 (Consideration for Shares), subject to adjustment as provided in the other provisions of this Agreement. At Closing, each Seller shall deliver to the Payment Agent (as defined below) a duly executed Letter of Transmittal in exchange for the consideration set forth in Section 1.3 (Consideration for Shares).

(b) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of closing deliveries, at 10:00 a.m. Pacific time (the “Effective Time”) on the date hereof (the “Closing Date”).

20.

(c) Each Seller hereby agrees that, as of the Effective Time and upon consummation of the Closing, and with no further action required of such Seller, such Seller hereby sells, assigns and transfers unto Purchaser all shares of Company Capital Stock held by such Seller in exchange for the consideration set forth in Section 1.3 (Consideration for Shares) below, which shares are set forth opposite such Seller’s name on Schedule 1.2, in exchange for the consideration set forth below. Further, such Seller does hereby irrevocably constitute and appoint the Company and all current and future officers of the Company (and their respective attorneys and agents) as its attorney to transfer such stock on the books of the Company with full power of substitution in the premises.

1.3 Consideration for Shares. Subject to Sections 1.5 (Exchange/Payment), 1.6 (Post-Closing Adjustment to Upfront Consideration Amount), 1.8 (Securityholders’ Representative) and 1.9 (Contingent Consideration), the per share purchase price payable by Purchaser for each share of Company Capital Stock sold and purchased under this Agreement shall be an amount per share, without interest, equal to: (a) the Per Share Upfront Cash Consideration minus the Per Share Cash Escrow Amount, payable at Closing; plus (b) the Per Share Upfront Stock Consideration minus the Per Share Stock Escrow Amount, payable at Closing; plus (c) in the event there is a positive Adjustment Amount, the Adjustment Amount allocable to each share of Company Capital Stock, payable as and when provided in Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount); plus (d) in the event that any Contingent Payment becomes due pursuant to Section 1.9 (Contingent Consideration), the Per Share Contingent Consideration, payable as and when provided in Section 1.9 (Contingent Consideration); plus (e) in connection with each Escrow Distribution (if any), the Per Share Escrow Amount with respect to such Escrow Distribution; plus (f) in connection with the distribution of any portion of the Representative Reserve (if any), the Per Share Representative Reserve Consideration with respect to such distribution.

1.4 Treatment of Company Options and Company Convertible Securities.

(a) Contingent on and effective immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the Company Equity Plan or otherwise, whether or not vested or exercisable, shall become fully vested and exercisable immediately prior to the Effective Time and to the extent not exercised prior to the Effective Time, shall be cancelled at the Effective Time and, in consideration of such cancellation, the holder thereof, subject to Sections 1.5 (Exchange/Payment), 1.6 (Post-Closing Adjustment to Upfront Consideration Amount), 1.8 (Securityholders’ Representative) and 1.9 (Contingent Consideration), shall be entitled to receive, without interest, for each share of Company Capital Stock issuable upon exercise of such Company Option, assuming a cashless exercise of such Company Option with a determination of the fair market value set by the Company in accordance with Schedule 1.4(a): (i) the Per Share Upfront Cash Consideration; plus (ii) the Per Share Upfront Stock Consideration, payable at Closing; plus (iii) in the event there is a positive Adjustment Amount, the Adjustment Amount allocable to each share of Company Capital Stock, payable as and when provided in Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount); plus (iv) in the event that any Contingent Payment becomes due pursuant to Section 1.9 (Contingent Consideration), the Per Share Contingent Consideration, payable as and when provided in Section 1.9 (Contingent Consideration); plus (v) in connection with the distribution of any portion of the Representative Reserve (if any), the Per Share Representative Reserve Consideration with respect to such distribution.

21.

(b) Contingent on and effective immediately prior to the Effective Time, each Company Convertible Security outstanding as of immediately prior to the Effective Time will, without any action on the part of the holder thereof, be deemed cancelled, and, in consideration of such cancellation, the holder thereof, subject to Sections 1.5 (Exchange/Payment), Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount), 1.8 (Securityholders’ Representative) and 1.9 (Contingent Consideration), shall be entitled to receive, without interest, the following payments that such holder would be entitled to receive for the number of shares of Company Capital Stock that would be issuable upon the conversion of such Company Convertible Security, assuming such Company Convertible Security were converted immediately prior to the Effective Time: (i) the Per Share Upfront Cash Consideration; plus (ii) the Per Share Upfront Stock Consideration, payable at Closing; plus (iii) in the event there is a positive Adjustment Amount, the Adjustment Amount allocable to each share of Company Capital Stock, payable as and when provided in Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount); plus (iv) in the event that any Contingent Payment becomes due pursuant to Section 1.9 (Contingent Consideration), the Per Share Contingent Consideration, payable as and when provided in Section 1.9 (Contingent Consideration); plus (v) in connection with the distribution of any portion of the Representative Reserve (if any), the Per Share Representative Reserve Consideration with respect to such distribution; provided however, any fraction of a share of Company Capital Stock that would be issuable upon the conversion of the Company Convertible Securities outstanding and as of immediately prior to the Effective Time shall, after aggregating all such issuable shares, be rounded down to the nearest whole cent (such amount, the “Aggregate Fractional Share Amount”) with such Aggregate Fractional Share Amount to be included as a Transaction Expense to the extent such amount (or portion thereof) has not been paid by the Company prior to the Closing Date. Each holder of a Company Convertible Security that would otherwise have been entitled to receive a fraction of a share of Company Capital Stock (after aggregation), in lieu thereof, shall be entitled to an amount in cash, without interest, equal to the product obtained by multiplying (i) the fraction of a share of Company Capital Stock to which such holder would otherwise be entitled (after aggregating all fractional shares of Company Capital Stock issuable to such holder) in accordance with Section 1.3 (Consideration for Shares) by (ii) the conversion price of such Company Convertible Security.

(c) Prior to the date of this Agreement, the Company shall satisfy any notice requirements under the terms of each outstanding Company Convertible Security.

(d) The Company agrees that the board of directors of the Company shall adopt such resolutions or take such other actions (including obtaining any required consents) prior to the Effective Time as may be required to effect the transactions described in this Section 1.4 (Treatment of Company Options and Company Convertible Securities).

1.5 Exchange/Payment.

(a) Upon delivery of a Letter of Transmittal duly executed in accordance with the instructions thereto to U.S. Bank National Association (the “Payment Agent”), from and after Closing each Seller surrendering shares of Company Capital Stock to Purchaser shall be entitled

22.

to receive in exchange therefor the consideration payable in accordance with Section 1.3 (Consideration for Shares). As soon as reasonably practicable upon delivery of a duly executed Letter of Transmittal, (i) the Payment Agent shall pay such Seller (or third party as set forth in the Letter of Transmittal), in exchange therefor, the cash amounts payable at or in connection with the Closing in accordance with Section 1.3 (Consideration for Shares) for each share of Company Capital Stock surrendered by such Seller, and (ii) the Company Capital Stock so surrendered shall be canceled.

(b) At the Closing, each Non-Employee Optionholder shall sign and deliver a duly executed Letter of Transmittal and Purchaser shall deliver to the Payment Agent for payment to each Non-Employee Optionholder in respect of his or her Company Options, in exchange therefor, the amounts payable at or in connection with the Closing in accordance with Section 1.4(a) (Treatment of Company Options and Company Convertible Securities). Effective as of the Effective Time, the Company Options so surrendered shall be canceled.

(c) As soon as reasonably practicable after becoming due and payable, each Employee Optionholder will receive from the Company or Purchaser, as applicable, through its payroll system or payroll provider pursuant to its standard payroll procedures any cash payments required to be paid to such holder in respect of any Company Options that are canceled and converted pursuant to Section 1.4(a) (Treatment of Company Options and Company Convertible Securities).

(d) No fractional shares of Purchaser Common Stock shall be issued, no certificates for any such fractional shares shall be issued to the Participating Securityholders in connection with the transactions contemplated hereby. Any fraction of a share of Purchaser Common Stock issuable to a Participating Securityholder pursuant to this Agreement shall, after aggregating all such issuable shares, be rounded down to the nearest whole cent. Purchaser shall cause the Payment Agent to pay each Participating Securityholder who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after aggregation), in lieu thereof and upon surrender thereof, an amount in cash (without interest) equal to the product obtained by multiplying (i) the fraction of a share of Purchaser Common Stock to which such Participating Securityholder would otherwise be entitled (after aggregating all fractional shares of Purchaser Common Stock issuable to such Participating Securityholder) in accordance with Sections 1.3 (Consideration for Shares) or 1.4 (Treatment of Company Options and Company Convertible Securities) by (ii) the Reference Price.

(e) Each of Purchaser, the Company, the Escrow Agent, the Payment Agent and their respective agents (each a “Withholding Agent”) will be entitled to deduct and withhold from any amount payable to any Person under this Agreement or any other documents associated with the transaction, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other Tax Law. To the extent that amounts are so withheld and paid over to the applicable Governmental Body, such withheld amounts will be treated as having been paid to the applicable Person in respect of whom such amounts were withheld.

23.

1.6 Post-Closing Adjustment to Upfront Consideration Amount.

(a) Prior to the execution of this Agreement, the Company shall have delivered to Purchaser (i) a written schedule (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (A) the Closing Cash (the “Estimated Closing Cash”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Transaction Expenses (the “Estimated Transaction Expenses”), (D) the Closing Working Capital (the “Estimated Closing Working Capital”) and (E) the Aggregate Exercise Amount (the “Estimated Aggregate Exercise Amount”), and (ii) all applicable wire instructions for the payment of any cash portion of the Upfront Consideration Amount, any Estimated Closing Indebtedness and the Estimated Transaction Expenses. The Estimated Closing Statement and all components thereof shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements and such Estimated Closing Statement shall include such schedules and data with respect to the determinations set forth therein as may be appropriate to support the calculations set forth therein. Without limiting the generality of the foregoing, the Closing Working Capital shall: (x) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby, (y) other than Pre-Closing Taxes, be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing and (z) calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

(b) Within 90 days following the Closing, Purchaser shall prepare and deliver to the Securityholders’ Representative a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Transaction Expenses, (iv) the Closing Working Capital (determined on a consolidated basis in accordance with Section 1.6(a) (Post-Closing Adjustment to Upfront Consideration Amount)) and (v) the Aggregate Exercise Amount. Following the Closing, Purchaser shall provide the Securityholders’ Representative and its representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Purchaser or the Company (subject to the execution of customary work paper access letters, if requested) work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Securityholders’ Representative in its review of the Closing Statement and the calculations contained therein. If the Securityholders’ Representative disagrees with the calculations in the Closing Statement, the Securityholders’ Representative shall notify Purchaser of such disagreement in writing (the “Dispute Notice”) within 45 days after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail (A) any item on the Closing Statement which the Securityholders’ Representative reasonably believes has not been prepared in accordance with this Agreement and the Securityholders’ Representative’s determination of the amount of such item and (B) the Securityholders’ Representatives’ alternative calculation of the Closing Cash, the Closing Indebtedness, the Transaction Expenses and/or the Closing Working Capital, as the case may be, together with all relevant supporting documentation. Any item or amount that Securityholders’ Representative does not dispute in reasonable detail in the Dispute Notice within such 45-day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, Purchaser and Securityholders’ Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such

24.

period, the Securityholders’ Representative and Purchaser remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to RSM US LLP, or if such firm cannot or does not accept such engagement, another nationally recognized independent accounting firm, reasonably acceptable to Purchaser and Securityholders’ Representative, which shall not be the independent accountants of Purchaser or the Company (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the written presentations by Securityholders’ Representative and Purchaser, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. In rendering its decision, the Dispute Auditor shall adhere to and be bound by the provisions of this Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount) and the applicable definitions set forth in this Agreement. The Dispute Auditor’s determination of the Closing Cash, the Closing Indebtedness, the Transaction Expenses and/or the Closing Working Capital, as applicable, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Securityholders’ Representative and Purchaser. A judgment of a court of competent jurisdiction selected pursuant to Section 7.5 (Applicable Law; Jurisdiction; Waiver of Jury Trial) hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount) shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount), and Purchaser shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Purchaser in connection with any dispute governed by this Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount). The Dispute Auditor shall allocate its fees and expenses between Purchaser and Securityholders’ Representative according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. The Securityholders’ Representative and Purchaser shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Securityholders’ Representative or lesser than the smallest value for such item claimed by either Purchaser or Securityholders’ Representative. Any determinations made by the Dispute Auditor pursuant to this Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount) shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud.

(c) “Adjustment Amount” means the net amount, which may be positive or negative, equal to: (i) (a) the amount of the Closing Cash (as finally determined in accordance with Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)), minus (b) the Estimated Closing Cash; plus (ii) (a) the Estimated Closing Indebtedness, minus (b) the amount of Closing Indebtedness (as finally determined in accordance with Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)); plus (iii) (a) the Estimated Transaction Expenses, minus (b) the amount of Transaction Expenses (as finally determined in accordance with Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)); plus (iv) the amount (if any) by which the Closing Working Capital (as finally determined in accordance with Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)) exceeds the Estimated Closing Working Capital; minus (v) the amount (if any) by which the Estimated Closing Working Capital

25.

exceeds the Closing Working Capital (as finally determined in accordance with Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)); plus (vi) (a) the amount of the Aggregate Exercise Amount (as finally determined in accordance with Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount)), minus (b) the Estimated Aggregate Exercise Amount. If the Adjustment Amount is a positive number, then the Upfront Consideration Amount shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Upfront Consideration Amount shall be decreased by the Adjustment Amount. If the Adjustment Amount is a positive number, then within five Business Days after the final determination of the amount pursuant to Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount), Purchaser shall pay the Adjustment Amount due to the Sellers to the Payment Agent for further distribution to such Sellers based on the Seller Ownership Percentages. In furtherance of the foregoing payments, if the Adjustment Amount is a positive number, the Securityholders’ Representative shall, not later than five Business Days after the final determination of such amount pursuant to Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount), deliver to Purchaser and the Payment Agent an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of such Adjustment Amount payable to each Seller. If the Adjustment Amount is a negative number, Purchaser shall be entitled to recover the absolute value of such amount from (I) the Adjustment Escrow Funds and (II) following the exhaustion of the Adjustment Escrow Funds, the Indemnity Escrow Funds, and, within five Business Days after the final determination of such amount pursuant to Section 1.6(b) (Post-Closing Adjustment to Upfront Consideration Amount), the Securityholders’ Representative and Purchaser shall jointly instruct the Escrow Agent to pay to Purchaser the absolute value of such amount from the Adjustment Escrow Funds and/or the Indemnity Escrow Funds; it being understood that, following the exhaustion of the Adjustment Escrow Funds, Purchaser shall also be entitled to receive the absolute value of any balance amount as an offset against payment of any amount of Contingent Payments to be paid pursuant to Section 1.9 (Contingent Consideration) in accordance with Section 6.9 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments) (notwithstanding the fact that such offset will affect all Participating Securityholders and not just the Sellers).

(d) On the Closing Date, (i) Purchaser shall cause the payment of the Estimated Transaction Expenses, if any, to the Persons identified on the Estimated Closing Statement, (ii) Purchaser shall cause the payment of the Estimated Closing Indebtedness that is due as of Closing, if any, to the Persons identified on Part 1.6(d) of the Disclosure Schedule and (iii) Purchaser shall deposit the Adjustment Escrow Amount and cash portion of the Indemnity Escrow Amount into segregated accounts (collectively, the “Escrow Account”) maintained by the Escrow Agent in accordance with the Escrow Agreement.

(e) The Estimated Closing Statement shall control solely for the purposes of determining the payments to be made on the Closing Date pursuant to Section 1.5 (Exchange/Payment) and shall not limit or otherwise affect Purchaser’s remedies under this Agreement or otherwise or constitute an acknowledgement by Purchaser of the accuracy thereof.

26.

1.7 Closing Deliveries.

(a) At the Closing the Sellers shall deliver, or cause to be delivered, to Purchaser the following, each of which shall be in full force and effect and in form and substance acceptable to Purchaser:

(i) a written resignation of each director and officer of the Company, effective as of the Effective Time;

(ii) employment offer letters, duly executed by each of the individuals set forth on Schedule 1.7-I;

(iii) consulting agreements, duly executed by each of the individuals set forth on Schedule 1.7-II;

(iv) a spreadsheet (the “Closing Payment Schedule”), duly certified by an officer of the Company setting forth: (A) the name and address of each Participating Securityholder as of immediately prior to the Effective Time (including, for holders of Company Options, a designation as to whether each such holder is an Employee Optionholder or a Non-Employee Optionholder), (B) the number of shares of Company Capital Stock held by each Participating Securityholder (including (x) any shares of Company Capital Stock issuable upon conversion of the Company Convertible Securities held by such Participating Securityholder) and (y) any shares of Company Capital Stock underlying Company Options held by such Participating Securityholder) as of immediately prior to the Effective Time and the applicable exercise per share corresponding to each such Company Option, (C) a calculation of the Upfront Cash Consideration Amount, (D) a calculation of the Per Share Cash Escrow Amount and total cash deposited into escrow for each Seller, (E) a number of shares of Purchaser Common Stock issuable to each Participating Securityholder, (F) a calculation of the Per Share Stock Escrow Amount and total number of shares of Purchaser Common Stock deposited into escrow for each Seller, (G) any required withholding (if any) with respect to each Person to whom any payment shall be due and payable in connection with the Closing, (H) the Ownership Percentage for each Participating Securityholder, and (I) the Seller Ownership Percentage for each Seller;

(v) a good standing certificate of the Company from the Secretary of State of the State of Delaware and the State of Pennsylvania, each dated within seven days prior to the Closing Date;

(vi) a payoff letter from each holder of Debt of the Company indicating that upon payment of the amount payable set forth in such letter that such holder shall release his, her or its Liens and other security interests in, and agree to execute and/or file Uniform Commercial Code Termination Statements and such other documents or endorsements reasonably necessary to release his, her or its Liens and other security interest in, the assets and properties of the Company, and that all obligations with respect to the Debt shall be satisfied;

(vii) a final invoice from each third party with respect to any Transaction Expenses due and payable to such third party;

27.

(viii) an escrow agreement by and among Purchaser, the Securityholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), duly executed by the Securityholders’ Representative;

(ix) a lock-up agreement between Purchaser and each of the Lock-Up Parties, substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), duly executed by each of the Lock-Up Parties;

(x) a letter of transmittal, in the form attached hereto as Exhibit D (the “Letter of Transmittal”), duly completed and executed by each Participating Securityholder;

(xi) a duly completed and executed original Internal Revenue Service Form W-9 or the appropriate series of Internal Revenue Service Form W-8, as applicable, and all required attachments from each Participating Securityholder;

(xii) a payment agent agreement by and among Purchaser, the Securityholders’ Representative and the Payment Agent, substantially in the form attached hereto as Exhibit E (the “Payment Agent Agreement”), duly executed by the Securityholders’ Representative;

(xiii) an option termination agreement, acknowledgement and release between the Company and each Employee Optionholder and Non-Employee Optionholder, substantially in the form attached hereto as Exhibit F (the “Option Termination Agreement”), duly executed by the Company and each of the Employee Optionholders and Non-Employee Optionholders;

(xiv) the Estimated Closing Statement from the Company;

(xv) a certificate, executed by the Company, under penalties of perjury, stating that it is not a foreign person in accordance with the requirements of U.S. Treasury Regulation Section 1.1445-2(b)(2); and

(xvi) all books and records (including Tax returns) and other assets and property of the Company and the Australian Subsidiary in any Seller’s possession or under any Seller’s control, including a flash drive containing all Company IP and also containing all other information and documentation related to the Compounds or any Products in its possession or control (including the materials in the virtual data room utilized for the transactions contemplated hereby).

(b) At the Closing, Purchaser shall cause (i) the Escrow Agreement, duly executed by Purchaser and the Escrow Agent, (ii) the Lock-Up Agreements, duly executed by Purchaser, and (iii) the Payment Agent Agreement, duly executed by Purchaser and the Payment Agent, to be delivered to the Securityholders’ Representative.

28.

1.8 Securityholders’ Representative.

(a) In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Sections 1.6 (Post-Closing Adjustment to Upfront Consideration Amount), 1.9 (Contingent Consideration) and Section 6 (Indemnification), the Sellers, by the execution of this Agreement, shall be deemed, on behalf of the Sellers and all Participating Securityholders, to have designated SHR Services LLC as the representative of the Participating Securityholder (the “Securityholders’ Representative”).

(b) In the event the Securityholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Sellers who hold at least a majority in interest of the Ownership Percentages held by the Sellers at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c) By their execution of this Agreement, each Seller shall be deemed to have agreed, in addition to the foregoing, that:

(i) the Securityholders’ Representative shall be appointed and constituted the true and lawful attorney-in-fact of such Seller and each of the Participating Securityholders, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. The Securityholders’ Representative hereby accepts such appointment;

(ii) the Securityholders’ Representative shall have full authority to, after the Closing (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, including the Escrow Agreement, (B) do all things and to perform all acts, including amending the Ancillary Agreements, waiving rights, discharging liabilities and obligations, making all decisions relating to the determination of the Upfront Consideration Amount pursuant to Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount) and the disbursement of the Escrow Funds (or any portion thereof) in accordance with this Agreement and the Escrow Agreement, (C) give and receive notices and other communications relating to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (D) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all

29.

matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby and (E) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing;

(iii) Purchaser shall be entitled to rely conclusively on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.8 (Securityholders’ Representative), and no party shall have any cause of action against Purchaser or its Affiliates for any action taken by Purchaser or its Affiliates in reliance upon any such instructions or decisions;

(iv) all actions, decisions and instructions of the Securityholders’ Representative, including any agreement between the Securityholders’ Representative and Purchaser relating to the determination of the Upfront Cash Consideration Amount pursuant to Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount) and the disbursement of the Escrow Funds (or any portion thereof) in accordance with this Agreement and the Escrow Agreement, the determination or dispute of the Contingent Payments, or the defense or settlement of any claims for which the Sellers may be required to indemnify the Purchaser Indemnified Parties pursuant to Section 6 (Indemnification) hereof, shall be conclusive and binding upon each of the Participating Securityholders, and no Participating Securityholders shall have any cause of action against the Securityholders’ Representative and the Securityholders’ Representative shall not be liable for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, except for Fraud or willful breach of this Agreement on the part of the Securityholders’ Representative;

(v) the provisions of this Section 1.8 (Securityholders’ Representative) are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Participating Securityholder may have in connection with the transactions contemplated by this Agreement; and

(vi) the provisions of this Section 1.8 (Securityholders’ Representative) shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Participating Securityholder, and any references in this Agreement to the Participating Securityholders means and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d) At the Closing, Purchaser shall cause to be deposited, in an account designated by the Securityholders’ Representative in writing at least two Business Days prior to the Closing Date, $100,000 (the “Representative Reserve”). The Representative Reserve may be applied as the Securityholders’ Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay any reasonable fees, costs, liabilities charges, losses, fines, damages, claims, forfeitures, actions or expenses that the Securityholders’ Representative incurred in connection with the transactions contemplated by this Agreement, including in connection with the matters contemplated by Sections 1.6 (Post-Closing Adjustment to Upfront Consideration Amount) and 1.9 (Contingent Consideration) and the evaluation or defense of any claim for

30.

indemnification under this Agreement (the “Representative Expenses”). For income Tax purposes, the Representative Reserve shall be treated as having been received and voluntarily set aside by the Participating Securityholders on the Closing Date in accordance with their Ownership Percentages. The Securityholders’ Representative will not be liable for any loss of principal of the Representative Reserve other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The balance of the Representative Reserve held pursuant to this Section 1.8(d) (Securityholders’ Representative), if any, shall, at the sole discretion of the Securityholders’ Representative and at such time to be determined in the sole discretion of the Securityholders’ Representative, be wired by the Securityholders’ Representative to the Payment Agent for payment to the Participating Securityholders according to each such Participating Securityholders’ Ownership Percentage. Prior to any such payment of the Representative Reserve, the Securityholders’ Representative shall deliver to Purchaser and the Payment Agent an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of the Representative Reserve payable to each Participating Securityholder.

(e) As between the Participating Securityholders and the Securityholders’ Representative, the Securityholders’ Representative shall not be liable for any act done or omitted hereunder as Securityholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Securityholders’ Representative shall be indemnified, defended and held harmless and reimbursed by the Participating Securityholders from and against any Representative Expenses arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Expense is suffered or incurred; provided, that in the event that any such Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Participating Securityholders the amount of such indemnified Representative Expenses to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Participating Securityholders, any such Representative Expense may be recovered by the Securityholders’ Representative, at any time (i) from the Representative Reserve, to the extent any funds remain in such fund, (ii) from the Contingent Payments, to the extent actually paid; or (iii) from the Participating Securityholders according to each Participating Securityholders’ Ownership Percentage; provided, however, that while this Section 1.8 (Securityholders’ Representative) allows the Securityholders’ Representative to be paid from Representative Reserve and the Contingent Payments, this does not relieve any Participating Securityholder from its obligation to pay its Ownership Percentage of any such Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise, and provided further that no Participating Securityholder shall be liable to the Securityholders’ Representative for any amount in excess of the portion of the Upfront Consideration Amount and Contingent Payments (to the extent actually paid) to which such Participating Securityholder is entitled. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Participating Securityholders or otherwise. The Participating Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

31.

1.9 Contingent Consideration.

(a) Contingent Payments.

(i) Subject to the terms and conditions set forth in this Section 1.9(a) (Contingent Payments), Purchaser shall make contingent payments to the Participating Securityholders in each of the Calendar Years in which the total annual and global Adjusted Net Sales of Products exceeds $50 million in such Calendar Year (a “Net Sales Event”), which contingent payment amount shall be calculated as follows: by adding (A) the product of (x) the portion of the total Adjusted Net Sales of all Product in such Calendar Year that are greater than $50 million, and (y) 1.5%, and (B) the product of (x) the portion of the total Adjusted Net Sales of Clofazimine Product only in such Calendar Year that are greater than or equal to $200 million, and (y) 1.0%.

(ii) Subject to Section 1.9(a)(iv), the contingent consideration rates will apply only to that portion of the total Adjusted Net Sales of Products during a given Calendar Year that falls within the indicated revenue range. No Contingent Payments shall be paid in any Calendar Year in which the total Adjusted Net Sales of Products is $50 million or less. Only Adjusted Net Sales during the applicable Calendar Year will be considered in determining whether a Contingent Payment is payable and determining the amount of such payment. No Adjusted Net Sales within a given Calendar Year will be credited to any prior or subsequent Calendar Year.

(iii) Within five Business Days of the delivery of an applicable Contingent Payment Schedule, Purchaser shall pay, or cause to be paid, to the Participating Securityholders the contingent payment, if any, corresponding to the applicable Net Sales Event for such Calendar Year (each, a “Contingent Payment” and, collectively, the “Contingent Payments”), subject in each case to Section 1.5 (Exchange/Payment), Section 1.6(c) (Post-Closing Adjustment to Upfront Consideration Amount), Section 1.9(e) (Right to Offset), and Section 6.9 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments). Each Contingent Payment shall be made to the Participating Securityholders (excluding cash payments to any Employee Optionholders, which shall be paid in accordance with Section 1.5(c) (Exchange/Payment)) by depositing, or causing to be deposited, with the Payment Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Payment Agent, for further distribution to the applicable Participating Securityholders pursuant to Sections 1.3 (Consideration for Shares) and 1.4(a) (Treatment of Company Options and Company Convertible Securities) and the applicable Contingent Payment Schedule.

(iv) Purchaser’s obligation to make Contingent Payments to the Participating Securityholders shall be determined on a country-by-country basis for each Calendar Year in which, in such country, there is a Valid Claim or, for Clofazimine Product only, Market Exclusivity. For greater certainty, if a Product is sold in a country in which there is no Valid Claim or Market Exclusivity, the Net Sales of Product from such country shall not be included in the total Adjusted Net Sales for purposes of this Section 1.9(a).

32.

(v) By way of example only and without limitation of this Section 1.9(a) (Contingent Payments) and, in each case, subject to adjustment as set forth in Section 1.9(e) (Right to Offset),

(1) if the total Adjusted Net Sales were $400,000,000 for a given Calendar Year, comprised of $225,000,000 from sales of Clofazimine Product, $150,000,000 from sales of Dry Powder Product and $25,000,000 from sales of Bedaquiline Product, then the Contingent Payment payable with respect to such Net Sales in such Calendar Year would be $5,500,000: ($350,000,000 x 1.5%) + ($25,000,000 x 1.0%); and

(2) if the total Adjusted Net Sales were $400,000,000 for a given Calendar Year, comprised of $150,000,000 from sales of Clofazimine Product, $225,000,000 from sales of Dry Powder Product and $25,000,000 from sales of Bedaquiline Product, then the Contingent Payment payable with respect to such Net Sales in such Calendar Year would be $5,250,000: ($350,000,000 x 1.5%).

(vi) To the extent any Contingent Payment Transaction Expense becomes due and payable following the Effective Time, any such Contingent Payment Transaction Expense will be first deducted from any then-due or future Contingent Payment at the time such Contingent Payment becomes payable, and Purchaser shall promptly pay such amounts to the applicable third party on behalf of the Company and provide to the Securityholders’ Representative evidence of the payment of such Contingent Payment Transaction Expense and the applicable Contingent Payment, to the extent not already decreased by such amount, shall be decreased accordingly by such paid amount.

(b) Reporting; Regulatory Matters; Audits.

(i) Purchaser shall, and shall require that its Affiliates (including the Company) and any licensees and any sub-licensees of licenses granted by the Purchaser necessary for the development of a Product, keep and maintain, for the period required under applicable Laws, but in no event less than three years from the end of the Calendar Quarter to which they pertain, complete and accurate books, ledgers, and other records of sales by Purchaser or its Affiliates (including the Company) or applicable licensees or sub-licensees, as the case may be, of each Product, as necessary to enable Purchaser to provide the Net Sales Reports pursuant to Section 1.9(b) (Reporting; Regulatory Matters; Audits) and to determine the accuracy of the Contingent Payments made hereunder (the “Purchaser Records”).

(ii) From and after the date of such First Commercial Sale of a Product, Purchaser shall, or shall cause the Company to, within 30 days following the completion of Purchaser’s annual audit for each Calendar Year, provide to the Securityholders’ Representative a report (a “Net Sales Report”) of (i) the calculation of Adjusted Net Sales for such period, and (ii) the amount of any Contingent Payment owed to the Participating Securityholders for such period, and (iii) the calculation of such Contingent Payment owed

33.

to the Participating Securityholders for such period, including the amount of the total Adjusted Net Sales and any reductions in accordance with Section 1.9(e) (Right to Offset) applied by Purchaser in respect thereof. Promptly following receipt of each such Net Sales Report, the Securityholders’ Representative shall deliver to Purchaser and the Payment Agent a spreadsheet setting forth the portion of the Contingent Payment, if any, to be paid to each Participating Securityholder (such spreadsheet, the “Contingent Payment Schedule”). Purchaser shall deliver to the Payment Agent any Contingent Payment owed to the Participating Securityholders for such period in accordance with such report in arrears, within five Business Days of the delivery of such Contingent Payment Schedule and in accordance with Section 1.5 (Exchange/Payment).

(iii) Upon not less than 10 Business Days’ prior written notice from the Securityholders’ Representative, Purchaser shall permit access during normal business hours to the Purchaser Records to be examined by certified public accountants at an independent accounting firm of national standing appointed by the Securityholders’ Representative and reasonably acceptable to Purchaser, solely for the purpose of verifying the Net Sales Reports, for a period covering not more than the 36 months prior to the date of request; provided that no period shall be subject to inspection under this section more than once. Such audit shall not be performed more frequently than once each Calendar Year. The auditor will execute a reasonable written confidentiality agreement with Purchaser and will disclose to the Securityholders’ Representative only such information as is reasonably necessary to provide the Securityholders’ Representative with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Purchaser at the same time it is sent to the Securityholders’ Representative. The report sent to both parties will include the methodology and calculations used to determine the results. Any fees or expenses payable to an independent accounting firm in connection with such examination shall be paid by the Securityholders’ Representative, except if the audit reveals an underreporting of Adjusted Net Sales of any Product under this Agreement of 5% or more in the period audited, in which case the reasonable out-of-pocket fees and expenses to conduct such audit, including those of the independent accounting firm, shall be paid by Purchaser. If the audit discloses an overpayment by Purchaser, then Purchaser will deduct the amount of such overpayment from amounts otherwise owed to the Securityholders’ Representative under this Agreement, unless no further payments are due hereunder, in which case the amount of such overpayment shall be promptly refunded by the Securityholders’ Representative to Purchaser.

(iv) Within 20 calendar days after delivery of a Net Sales Report, if the Securityholders’ Representative in good faith requests a telephonic meeting with representatives of Purchaser or any of Purchaser’s applicable Affiliates to discuss such report, Purchaser shall make available for such meeting at least one employee with operating management responsibility for the activities of Purchaser or any such Affiliate related to the contents of such report.

(v) Upon written notice to Purchaser, the Securityholders’ Representative may waive, in its sole discretion, the right to receive any of the reports or information to be provided under this Section 1.9(b) (Reporting; Regulatory Matters; Audits).

34.

(vi) All Purchaser Records and information provided to the Securityholders’ Representative or any of its Representatives pursuant to this Section 1.9(b) (Reporting; Regulatory Matters; Audits), whether written or oral, shall be confidential information of Purchaser and be held in confidence by such Person except as permitted by Section 5.4 (Confidentiality); provided, that the Securityholders’ Representative (a) may disclose such information on a confidential basis (A) as required by Law, and (B) to its Representatives who have a need to know such information and who are under an obligation of confidentiality and non-use consistent with the Securityholders’ Representative and the Sellers’ obligation hereunder, and (b) shall use such information solely to assess the value of, the progress towards, and the probability of, achieving the Contingent Payments.

(c) Purchaser Obligations and Efforts. For the avoidance of doubt, upon the Closing and thereafter, (i) Purchaser and the Company and any other Affiliates of Purchaser shall have (A) the right to own, operate, use, make, license, develop and otherwise commercialize the Compound or any Product, in any way that Purchaser, the Company and their respective Affiliates deem appropriate, in their respective sole discretion, and (B) the right to determine the terms and conditions of the development, manufacture, registration and commercialization of the Compounds and any Product, including the determination of whether or not to develop or commercialize the Compounds or any Product, or the Indications for which the Compound or any Product may be developed or commercialized; and (ii) neither Purchaser nor the Company nor any other Affiliates or licensees of Purchaser have any obligation to pursue the development, manufacture, registration or commercialization of the Compound or any Product (A) in priority to any other programs and product candidates or (B) in order to maximize or expedite the payment of any Contingent Payment. The Sellers hereby acknowledge and agree that (w) there is no assurance that the Participating Securityholders will receive any Contingent Payment, (x) neither Purchaser nor the Company nor any other Affiliates of Purchaser promised or projected any amounts to be received by the Participating Securityholders in respect of any Contingent Payment, and the Sellers have not relied on any statements or information provided by or on behalf of Purchaser, the Company or their Affiliates with respect to the likelihood of development or potential sales of the Compounds or any Product, (y) neither Purchaser nor the Company nor any other Affiliates of Purchaser owe any fiduciary duty to the Securityholders’ Representative or the Sellers, and (z) the parties intend the express provisions of this Agreement to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Body.

(d) Non-Transferable Right. The right of any Participating Securityholder to receive any amounts with respect to Contingent Payments (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such Participating Securityholder other than (A) on death by will or intestacy, (B) pursuant to a court order, (C) by operation of Law (including a consolidation or merger), (D) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren (collectively, “Approved Relatives”) or to a trust established solely for the benefit of such Participating Securityholder and/or his or her Approved Relatives; provided that such transferee shall, as a condition to such transfer, deliver to

35.

Purchaser and the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (E) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity and (iii) does not represent any right other than the right to receive the Contingent Payments pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any such payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(e) Right to Offset. Notwithstanding anything to the contrary herein, Purchaser may offset from any Contingent Payments to be made hereunder an amount equal to any Contingent Payment Transaction Expenses or then-unpaid Transaction Expenses, and any amount payable to any Purchaser Indemnified Party under Section 6 (Indemnification). Any such offsets made pursuant to this Section 1.9(e) (Right to Offset) shall be reported in the Net Sales Report.

SECTION 2. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Sellers individually (not jointly) and severally represent and warrant to Purchaser, except as set forth in the Disclosure Schedule, as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case the Sellers make the representations and warranties as of such particular date), as follows:

2.1 Organization; Standing; Subsidiaries.

(a) Each of the Company and the Australian Subsidiary (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation and (ii) has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and to perform its obligations under all Contracts by which it is bound that are necessary for the operation of the business, except in each case of (i) and (ii) (other than with respect to the Company or the Australian Subsidiary’s organization, validity or existence), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Australian Subsidiary is duly qualified or licensed to do business as a corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) All of the outstanding Equity Interests in the Australian Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Encumbrances) and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or ownership interests), and were issued in compliance with (x) all applicable securities laws or exemptions therefrom and (y) any preemptive rights, rights of first refusal or similar rights created by applicable Law, the

36.

organizational documents of the Australian Subsidiary or any Contract to which either of the Company or the Australian Subsidiary is bound. The Company owns 100% of the outstanding Equity Interests in the Australian Subsidiary. Other than the Australian Subsidiary, the Company does not hold, and has never held, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is the Company under any current or prospective obligation to provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(c) The Company has made available to Purchaser or its representatives true and complete copies of the Company Charter, the bylaws and other charter and organizational documents, as applicable, of the Company and the Australian Subsidiary, including all amendments thereto, as in effect on the date hereof, which certificate of incorporation, bylaws and other charter and organizational documents are all in full force and effect. Neither the Company nor the Australian Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws, and other charter and organizational documents.

2.2 Capitalization, Etc. As of the date of this Agreement:

(a) The authorized capital of the Company consists of 1,000 shares of Company Capital Stock, of which (i) 794 shares of Company Capital Stock are issued and outstanding and (ii) 110 shares of Company Capital Stock are subject to outstanding Company Options and reserved for issuance pursuant to Company Equity Plan.

(b) The Company has made available to Purchaser true and complete copies of the Company Convertible Securities and any amendments thereto. As of the date of this Agreement, (i) the aggregate outstanding principal amount of the Company Convertible Securities is equal to $2,421,610 plus aggregate outstanding interest, and the Company Convertible Securities are convertible into an aggregate of 275 shares of Company Capital Stock upon the consummation of a Change of Control (as that term is defined in the Company Convertible Securities). Assuming the signing and delivery of the Letter of Transmittal by each holder of a Company Convertible Security and the effectiveness thereof, the treatment of the Company Convertible Securities as provided in this Agreement is permitted pursuant to the terms of the Company Convertible Securities. There has been no event that has occurred that would constitute any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration on the part of the Company any obligation under the Company Convertible Securities that has not been waived. Assuming the signing and delivery of the Letter of Transmittal by each holder of a Company Convertible Security and the effectiveness thereof, to the knowledge of the Company no event (including the transactions contemplated hereby) is expected to cause any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation under the Company Convertible Securities.

(c) All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in Section 2.2(a) and (b) (Capitalization, Etc.) above will be,

37.

if issued in accordance with the terms thereof (including the payment of any consideration described therein), duly authorized, validly issued and fully paid. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws, and are fully paid. All the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens. Except as contemplated by Section 2.2(a) and (b) (Capitalization, Etc.), the Company does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with Company Stockholders on any matter. Except as set forth in Section 2.2(a) and (b) (Capitalization, Etc.), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (iii) stock appreciation rights, “phantom” stock rights, profit participation, performance units, interests in or rights to the ownership or earnings of any of the Company or other equity equivalent or equity-based award, right or obligation, (iv) subscriptions, options, warrants, calls, commitments, arrangements, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests, or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in clause (iii), (v) preemptive rights, antidilutive rights, rights of repurchase or forfeiture, right of participation, right of maintenance, conversion rights, redemption rights or other rights to acquire any such securities, (vi) instruments, bonds, debentures, notes, obligations or other Contracts that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or otherwise entitled to any voting rights, or (vii) stockholder rights plans (or similar plan common referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d) The Company Capital Stock constitutes the only authorized or outstanding class of capital stock of the Company. Neither the Company nor the Australian Subsidiary owns any voting interest in any Person except for the voting interests in the Australian Subsidiary.

(e) All outstanding Company Options have been granted under the Company Equity Plan. The Company has delivered or made available to Purchaser true and complete copies of all Company Equity Plan pursuant to which the outstanding Company Options were granted and the forms of all stock option agreements and grant notices evidencing such Company Options. Part 2.2(e) of the Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of (i) the name and country of residence (if outside of the United States) of the holder of the Company Options, (ii) the number of shares of the Company’s Capital Stock subject to such Company Options, (iii) the vesting schedule of such Company Option, (iv) the grant date of such Company Option, (v) the exercise price of such Company Option, (vi) the expiration date of such Company Option and (vii) whether early exercise is permitted with respect to such Company Option. Assuming the signing and delivery of the Letter of Transmittal by each holder of a Company Option and the effectiveness thereof, the treatment of the Company Options as provided in this Agreement is permitted pursuant to the terms of the Company Equity Plan, and as

38.

of the Effective Time, no former holder of a Company Option will have rights with respect to such Company Option (other than the rights contemplated by Section 1.4 (Treatment of Company Options and Company Convertible Securities)). No Company Options have been granted with an exercise price that was less than the fair market value of the Company’s common stock on the date of grant or are otherwise subject to Section 409A of the Code. The Company has made available to Purchaser a copy of all third-party valuation reports, or internal reports prepared for purposes of valuing the Company Capital Stock and used in connection with establishing the exercise price for Company Options.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company.

(g) All of the outstanding shares of Company Capital Stock and the Australian Subsidiary are and have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights or similar rights or Liens and have been issued and granted in all material respects in compliance with all applicable securities Laws.

2.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. As of the date of this Agreement, the board of directors of the Company (at a meeting duly called and held) has (a) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair and in the best interests of the Company and its stockholders, and (b) authorized and approved the execution, delivery and performance of this Agreement by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

2.4 No Conflict; Consents and Approvals.

(a) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) violate its organizational documents, (ii) subject to obtaining the Consents set forth on Part 2.4(a) of the Disclosure Schedule, result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination, acceleration, modification, transfer or cancellation of, any Contract, (iii) violate any Law to which the Company is subject, or (iv) result in the creation of any Liens (other than Permitted Encumbrances) upon the shares of Company Capital Stock or the properties or assets of the Company (including any Company Intellectual Property).

(b) No Consent of any Governmental Body is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings, notifications, and approvals, jointly determined by the parties to be required for consummation of the transactions contemplated hereby, and (ii) those set forth on Part 2.4(b) of the Disclosure Schedule.

39.

2.5 Financial Statements. The Company has delivered or otherwise made available to Purchaser or its counsel (a) the Company’s unaudited balance sheet as of December 31, 2019 and the Company’s statement of operations and statement of cash flows for the year then ended, and (b) the unaudited balance sheet of the Company as of September 30, 2020 (the “Unaudited Balance Sheet”), unaudited statement of operations for the nine months ended on the date of the Unaudited Balance Sheet (the “Balance Sheet Date”) (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements (x) were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified, except (i) as may be indicated in the footnotes to such financial statements (which footnotes are not, individually or in the aggregate, material to the Company or the Australian Subsidiary’s business) and (ii) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments (which adjustments will not be, individually or in the aggregate, material to the Company or the Australian Subsidiary’s business) and (y) are consistent with, and were prepared from, the books and records of the Company, which books and records are complete in all material respects.

2.6 No Undisclosed Liabilities. Neither the Company nor the Australian Subsidiary has liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities and obligations (a) accrued or reserved against in the Unaudited Balance Sheet, (b) incurred in the ordinary course of business since the Balance Sheet Date, (c) under this Agreement or in connection with the transactions contemplated hereby (including legal and other advisors fees and expenses), or (d) liabilities that would not, or would not reasonably be expected to have, a material and adverse effect on the Company. Part 2.6 of the Disclosure Schedule sets forth the Debt of the Company and the Australian Subsidiary outstanding as of the end of the month immediately preceding the date of this Agreement.

2.7 Absence of Certain Changes. Except as expressly contemplated by this Agreement: (a) since December 31, 2019, no event or series of related events has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (b) since the Balance Sheet Date, except in connection with the transactions contemplated by this Agreement and the preparation therefor, each of the Company and the Australian Subsidiary has used or held its assets and properties for use and has operated and conducted its business in all material respects, in the ordinary course of business.

2.8 Title to Assets. Each of the Company and the Australian Subsidiary has good and valid title to all material tangible assets purported to be owned by it except for assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, or except where the failure to have such good and valid title would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

2.9 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company, the Australian Subsidiary, any of their properties or assets, or any present or former officer, director or employee of the Company in such individual’s capacity as such that, individually or in the aggregate, would reasonably be expected to be material to the Company or the Australian Subsidiary. Neither the Company, nor the Australian Subsidiary, nor any of their properties or assets is subject to any outstanding Order of any Governmental Body.

40.

2.10 Real Property.

(a) Neither the Company nor the Australian Subsidiary owns, or has ever owned, any real property.

(b) Part 2.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases and other agreements under which either of the Company or the Australian Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has made available to Purchaser true, correct and complete copies of all Real Property Leases (including all material modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is, to the Knowledge of the Company, valid, binding and in full force and effect, subject to general principles of equity. The Company and the Australian Subsidiary have a good and valid leasehold interest in each parcel of real property leased by them free and clear of all Liens. The Company have not received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

(c) The current use and occupancy of real property under the Real Property Leases and operation of the business of each of the Company and the Australian Subsidiary thereon do not violate in any material respects any Laws and neither the Company nor the Australian Subsidiary has received any notice of violation of any Law in connection therewith.

2.11 Intellectual Property.

(a) Part 2.11(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all Company Registered IP and identifies: the name of the current owner(s), the jurisdiction in which each item of Company Registered IP has been registered or filed and the application or registration numbers. (i) The Company Registered IP required to be set forth on Part 2.11(a)(i) of the Disclosure Schedule (other than applications for Company Registered IP) is subsisting and, to the Knowledge of the Company, enforceable and valid, (ii) none of such Company Registered IP have been misused, withdrawn, canceled or abandoned, (iii) all application, registration, issuance, renewal and maintenance fees due for such Company Registered IP that are due or payable on or before the date hereof have been paid in full and are current or have deadlines that are extendible, (iv) all necessary documents, recordations and certificates in connection with such Company Registered IP have been filed with the relevant Governmental Bodies for the purposes of prosecuting, maintaining or perfecting such Company Registered IP and recording the Company or the Australian Subsidiary’s ownership interests therein, and (v) except as otherwise indicated, the Company controls or directs all such Company Registered IP, free and clear of any Liens. To the Knowledge of the Company, each of the patents and patent applications included in the Company Registered IP, and, to the Knowledge of the Company, the Company and the Australian Subsidiary’s non-exclusively in-licensed patents and patent applications, properly identifies by name each and every inventor of the claims thereof as

41.

determined in accordance with the Law of the jurisdiction in which such patent is issued or such patent application is pending. Except as set forth on Part 2.11(a)(ii) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, alter or impair, the Company’s rights in or to any material Company Intellectual Property or cause any supplemental payments of any kind to any Person with respect to any Company Intellectual Property.

(b) Part 2.11(b) of the Disclosure Schedule sets forth each license agreement pursuant to which either of the Company or the Australian Subsidiary (i) has obtained a license or been granted a covenant not to sue under, immunity from suit with respect to, or other similar rights to, any Intellectual Property that is material to the Company or the Australian Subsidiary or that pertains to any Product (each an “Inbound License”) or (ii) has granted a license or covenant not to sue, immunity from suit, or other similar right to, any Company Owned IP that is material to the Company or the Australian Subsidiary or that pertains to any of the Products (each an “Outbound License”) (provided, that, Inbound Licenses shall not include commercially available off-the-shelf software entered into in the ordinary course of business, and, Outbound Licenses shall not include non-exclusive outbound licenses to service providers entered into in the ordinary course of business).

(c) Part 2.11(c) of the Disclosure Schedule lists all Contracts (not disclosed or required to be disclosed on Part 2.11(b) of the Disclosure Schedule) in effect as of the date of this Agreement containing any (i) restrictions, in any material respect, on the Company’s rights to patent, register, enforce, use or otherwise exploit any Company Intellectual Property, including covenants not to sue and settlement and co-existence agreements, (ii) right of first refusal, option or any other right to acquire any right, title or interest, including any license, in or to any Company Owned IP or (iii) payment due or payable in connection with any change in control of the Company or earn-out, milestone or other contingent payments under any outbound license agreement or any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (collectively, clauses (i), (ii) and (iii), the “Other IP Contracts”).

(d) The Company has good, valid, and enforceable title (free and clear of all Liens except as otherwise indicated on Part 2.11(d) of the Disclosure Schedule) and owns or otherwise possesses adequate rights to use as currently used, pursuant to a valid and enforceable written agreement, all Company Intellectual Property. To the Knowledge of the Company, the Company Intellectual Property includes all of the Intellectual Property necessary to conduct and to otherwise enable operation of its business as now being conducted.

(e) No Company Service Provider owns or has any claim, right (whether or not currently exercisable) or interest to or in any of the Company Owned IP. All Company Service Providers who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company Intellectual Property (any such Person described, an “Author”) have executed written or otherwise legally enforceable agreements providing for the complete and irrevocable assignment to the Company or the Australian Subsidiary (directly or indirectly) of all Intellectual Property in such Company Intellectual Property (an “IP Assignment”). Without limiting the foregoing, the Company has obtained written and enforceable proprietary information, invention disclosure, and IP Assignments for all

42.

Company Intellectual Property from all relevant Authors and, in the case of presently prepared and applied patents and patent applications, such IP Assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. To the Knowledge of the Company, no Company Service Provider is in violation of any term or covenant of any Company Service Provider Agreement or invention assignment or non-disclosure agreements.

(f) Neither the Company nor the Australian Subsidiary has received notice from any third party challenging the validity, enforceability or ownership of any Company Owned IP, nor is the Company or the Australian Subsidiary currently a party to any proceeding relating to any such challenge, except for (i) office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered IP or (ii) other proceedings that would not have a Company Material Adverse Effect. Without limiting the foregoing, no Company Registered IP are involved in any interference, opposition, reissue, reexamination, revocation, inter partes review, or equivalent proceeding, in which the scope, validity or enforceability of any Company Registered IP is being contested or challenged, and no such proceeding has been threatened with respect to any Company Registered IP.

(g) To the Knowledge of the Company, neither of the operation of the business of the Company or the Australian Subsidiary as currently conducted infringes, misappropriates, dilutes, or otherwise violates any valid Intellectual Property owned by any third party, nor, if the Nebulized Products (as currently contemplated) were commercialized on the date of this Agreement, would the manufacture, use, sale, or import of any such Nebulized Products or any other exploitation thereof infringe, misappropriate, dilute, or otherwise violate any valid Intellectual Property owned by any third party. Neither the Company nor the Australian Subsidiary has been sued in any suit, action or proceeding (or received any written notice from any third party, or to the Knowledge of the Company, any threat) that involves a claim of infringement or misappropriation of any Intellectual Property of any third party or of unfair competition or unfair trade practices.

(h) Neither the Company nor the Australian Subsidiary has received any opinion of counsel that the manufacture, use, sale, or import of any Product, or the operation of the business of the Company, as previously or currently conducted, or as currently proposed to be conducted by the Company, infringes or misappropriates any third-party Intellectual Property.

(i) To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or dilution of any Company Intellectual Property by any Person. Neither the Company nor the Australian Subsidiary has brought against any third party any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company Intellectual Property. Neither the Company nor the Australian Subsidiary is currently a party to any proceeding asserting that the operation of the business of any third party, or any third-party products or services, infringes or misappropriates any Company Intellectual Property.

(j) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of the Company and the Australian Subsidiary’s existing Confidential Information and trade secrets.

43.

(k) None of the Company or the Australian Subsidiary’s agreements grants any third-party exclusive rights to or under any Company Owned IP or grants any third party the right to sublicense any Company Owned IP. Neither the Company nor the Australian Subsidiary is subject to any agreement containing any covenant or other provision that (i) in any way materially limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Owned IP anywhere in the world or (ii) otherwise restricts the practice, use, sale or manufacture of any inventions disclosed in any patent or patent applications included in Company Owned IP.

(l) There are no royalties, honoraria, fees or other payments payable by the Company or the Australian Subsidiary to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company Intellectual Property by the Company or the Australian Subsidiary.

(m) Neither the Company nor the Australian Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or the Australian Subsidiary to grant or offer to any other Person any license or right to any Company Intellectual Property.

(n) None of the Company Owned IP is subject to any pending or outstanding injunction, directive, order, judgment, settlement, forbearance to sue, consent, ruling or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company or the Australian Subsidiary or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company Owned IP.

(o) The Company solely owns, co-owns, or has the right to use all data generated during, or as a result of research or non-clinical studies or testing it has conducted related to the Compound.

(p) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used, directly or indirectly, to create, in whole or in part, Company Owned IP. To the Knowledge of the Company, no Company Service Provider who was involved in, or contributed to, the creation or development of any Company Owned IP was performing any services for any government, university, college, or other educational, academic or medical institution or research center while such Company Service Provider was performing services for either of the Company or the Australian Subsidiary.

2.12 Regulatory Matters.

(a) The Company (or the Australian Subsidiary) has obtained all clearances, authorizations, licenses and registrations required by any foreign or domestic Governmental Body (including, without limitation, the FDA) to permit the Company to conduct its business as currently conducted. The Company (or the Australian Subsidiary) has filed with the applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all filings, notice, responses to notices, supplemental applications, declarations, listings, registrations, reports or submissions, including

44.

but not limited to adverse event reports required to be filed prior to the date of this Agreement. All such filings, declarations, listings, registrations, reports or submissions are, and were since filing, in compliance in all material respects with applicable Laws and all formal filing and maintenance requirements, and no deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions that have not been cured.

(b) Neither the Company nor the Australian Subsidiary has any Contract with any third party to develop, promote or market any Product or any other compound or product, or that otherwise grants such third party any license to develop, manufacture, supply, distribute, market, commercialize, sell, offer, import or otherwise commercialize any Product or any other compound or product.

(c) Neither the Company nor the Australian Subsidiary has conducted or sponsored any Clinical Trial. All preclinical studies and investigations conducted or sponsored by or on behalf of the Company or the Australian Subsidiary have been, and are being, conducted in material compliance with applicable Laws, and the rules, regulations and guidances of any applicable Governmental Body, including, as applicable, Good Laboratory Practices requirements. As of the date of this Agreement, neither the Company nor the Australian Subsidiary received any written notices or other correspondence from any ethics committee, safety monitoring committee or the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests and, to Knowledge of the Company, no such action has been threatened.

(d) The Company has not received any written notice from any Regulatory Authority withdrawing or placing any Product on “clinical hold” or requiring the termination or suspension or investigation of any pre-clinical studies sponsored by the Company. The Company has made available to Purchaser complete and correct copies of all serious adverse event reports, non-clinical expedited safety reports and periodic adverse event reports, and all Regulatory Authority communications and documents submitted by the Company to, or received by the Company from, the FDA, the EMA, and each other Regulatory Authority to which a regulatory filing in respect of a Product has been filed by the Company, including inspection reports, warning letters and similar documents, in each case relating to the Company, the conduct of the business of the Company, or any Product.

(e) With respect to any Product, the Company has not, and no Company Service Provider at the direction of the Company has, (i) made a statement known by the Company to be untrue of any material fact or made any Fraudulent statement to the FDA or any other Governmental Body, (ii) intentionally failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, (iii) committed any other material act, made any statement or failed to make any material statement, that (in any such case) establishes, or would have established at the time such statement was made, a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law. The Company is not the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law.

45.

(f) The Company is in compliance and, during the past five years has been, in compliance in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes. Neither the Company nor the Australian Subsidiary is subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under the FDCA or similar Law, and to the Company’s Knowledge no such enforcement, regulatory or administrative proceeding has been threatened.

(g) The Company has never been, and to the Company’s Knowledge, none of the Company Representatives (while employed or engaged by the Company) has ever been, (i) debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b) or equivalent laws of any jurisdiction outside the U.S., (ii) convicted of a crime for which a person can be debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred or excluded from participating in any U.S. federal health care programs.

2.13 Material Contracts.

(a) Part 2.13(a) of the Disclosure Schedule lists each Contract in effect as of the date of this Agreement to which the Company or the Australian Subsidiary is a party or by which any of its properties or assets are otherwise bound that is within one or more of the following categories (such Contracts required to be disclosed under Part 2.13(a) of the Disclosure Schedule, the “Material Contracts”):

(i) any Contract (or group of related Contracts) that require payments after the date of this Agreement by or to the Company in excess of $25,000, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case to the extent the Contract is not terminable without penalty or cost on 90 days’ or shorter notice;

(ii) (A) any Contract relating to the acquisition, disposition or licensing by the Company of any operating business or assets with a value in excess of $10,000; (B) any Contract relating to the acquisition, disposition or licensing by the Company of any operating business or assets under which the Company has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract with payment obligations of a party in excess of $10,000 under which the Company has any indemnification obligations (including, without limitation, clinical trial agreements, service agreements and research and development agreements with universities and other academic institutions);

(iii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing or relating

46.

to Debt of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv) (A) any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any third party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to the Company;

(v) any collective bargaining agreement or similar Contract with any trade union, works council or other labor organization;

(vi) any Contract (not terminable at-will by the Company on 30 days’ or shorter notice and without severance or other cost or liability) for the employment or engagement of any individual or other Person for the performance of services on a full-time, part-time, consulting, or advisory basis;

(vii) any Contract involving compensation for services pursuant to which the Company is or may become obligated to (A) make any severance, termination, tax gross-up, or similar payment or award to any Company Service Provider or other Person, (B) make any retention payments, change of control payments, or any other payment or benefit that may or will become due as a result of the consummation of the transactions contemplated by this Agreement; (C) make any bonus, deferred compensation or similar payment (other than payments constituting base salary bonus or compensation paid in the ordinary course of business) to any Company Service Provider or (D) grant or accelerate the vesting of, or otherwise modify, any Company Equity Award other than accelerated vesting as permitted by the terms of the Company Equity Plan;

(viii) any Contract that is a settlement, conciliation, or similar agreement with any Governmental Body or that imposes any monetary or other material obligations upon the Company to any Governmental Body after the date of this Agreement;

(ix) any Contract under which any Governmental Body has any material rights;

(x) (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Purchaser or the Company from engaging in any business or activity in any geographic area or other jurisdiction, other than in connection with this Agreement; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract; (C) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $25,000 in any calendar year to the extent the Contract is not terminable without penalty or cost on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

47.

(xi) any Contract (A) pursuant to which the Company or the Australian Subsidiary (1) is obligated to pay to any other person any royalty payments, a percentage of sales, revenues or profits, or any development, regulatory or commercial or similar Contingent Payments, in each case, with respect to any Product, (2) is obligated to provide to any other person a percentage interest in the sales, profits or revenues of any Product or (3) is obligated to supply any Product, excluding pursuant to purchase orders under existing agreements; or (B) that contains terms relating to pricing, marketing or distribution of any Product, in each case whether as of the date of this Agreement or as of a future date, including upon the occurrence of any future event;

(xii) any Contract that obligates (including through the use of diligent or commercially reasonable efforts or similar undertaking) the Company or the Australian Subsidiary to develop and/or commercialize or manufacture any product;

(xiii) any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of goods or services of the Company;

(xiv) any Contract involving commitments to make capital expenditures or to Contract, purchase or sell assets involving $10,000 or more individually;

(xv) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(xvi) any Inbound License, Outbound License, or Other IP Contract;

(xvii) any power of attorney granted by the Company that is currently in effect; and

(xviii) any Contract not otherwise listed or required to be listed in Part 2.11(a) of the Disclosure Schedule that, if terminated, or if such Contract expired without being renewed, would reasonably be expected to have a Company Material Adverse Effect.

(b) With respect to each Material Contract listed in Part 2.13(a) of the Disclosure Schedule (or required to be so listed): (i) such Material Contract is binding and enforceable against the Company and, to the Company’s Knowledge, against each party thereto other than the Company, in accordance with its terms, subject to (A) laws of general application

48.

relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and, to the Company’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has delivered or otherwise made available to Purchaser or its counsel a true, correct and complete copy of each Material Contract.

(c) As of the date of this Agreement, no third party to any Material Contract has indicated to the Company in writing or, to the Knowledge of the Company, orally that it desires to materially modify, renew, renegotiate or cancel any Material Contract to which it is a party.

2.14 Compliance with Laws.

(a) Each of the Company and the Australian Subsidiary is and during the past three years has been in material compliance with applicable Laws, including those relating to employment, and neither the Company nor the Australian Subsidiary has received any written notices of any violation with respect to such Laws.

(b) The Company or the Australian Subsidiary holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Government Bodies (collectively, “Permits”) required for the conduct of its business as presently conducted. As of the date hereof, no written notices have been received by the Company alleging the failure to hold any Permit. Each of the Company and the Australian Subsidiary is in compliance in all material respects with all terms and conditions of all Permits which it may hold.

2.15 Certain Business Practices. None of the Company, the Australian Subsidiary, or, to the Company’s Knowledge, the Company’s employees or other representatives (a) has used or is using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has violated and is not violating any Anti-Corruption Laws; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has made, or is making, any false or fictitious entries on its accounting books and records, except those made in good faith that have been subsequently corrected; (f) has made, or is making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or has paid, or is paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

2.16 Tax Matters.

(a) Each of the Company and the Australian Subsidiary has duly and timely filed all income and other material Tax Returns that it was required to file under applicable Laws. Since tax year 2017, all such Tax Returns were true, correct and complete in all material respects.

49.

All Taxes due and owing by the Company or the Australian Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor the Australian Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of the Company or the Australian Subsidiary.

(b) The unpaid Taxes of the Company and the Australian Subsidiary did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, neither the Company nor the Australian Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

(c) No audit or other examination of any Tax Return is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. To the Knowledge of the Company, there is no unresolved Tax deficiency outstanding, assessed or proposed against the Company or the Australian Subsidiary. Neither the Company nor the Australian Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d) Each of the Company and the Australian Subsidiary has withheld or collected and properly reported and timely paid over to the appropriate Governmental Body all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other third party. All persons who have provided services to the Company or the Australian Subsidiary that have been classified by the Company or the Australian Subsidiary as independent contractors for Tax purposes were properly so classified.

(e) Neither the Company nor the Australian Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Neither the Company nor the Australian Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor the Australian Subsidiary has consummated or participated in, nor is it currently participating in, any transaction which was or is a “reportable transaction” as defined in Section 6707A(c)(1) of the Code or the treasury regulations promulgated thereunder, or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax law.

(g) Neither the Company nor the Australian Subsidiary will be required to include an item of income in, or exclude an item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in, or improper, method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) election pursuant to Section 108(i) of the Code;

50.

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); or (vi) prepaid amount received on or prior to the Closing Date.

(h) The Company has delivered or made available to Purchaser complete and accurate copies of all income and other material Tax Returns for which the applicable statute of limitations has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company or the Australian Subsidiary. Part 2.16(h) of the Disclosure Schedule sets forth each jurisdiction where the Company or the Australian Subsidiary will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

(i) Neither the Company nor the Australian Subsidiary is a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than ancillary provisions not applicable to income Taxes in commercial agreements entered into in the ordinary course of the Company or the Australian Subsidiary’s business for the (i) purchase or rental of goods, (ii) provision of services, (iii) borrowing of money, or (iv) rental of real property). Neither the Company nor the Australian Subsidiary has ever been a member of an affiliated group filing a consolidated, combined, or unitary income Tax return. Neither the Company nor the Australian Subsidiary has any Liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) otherwise by Contract, or (iii) by operation of law or otherwise.

(j) Neither the Company nor the Australian Subsidiary has, or ever has had, any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes (other than the Company’s ownership of the Australian Subsidiary). The Company is and has been at all times since November 3, 2014, a validly electing S corporation under Section 1361 and Section 1362 of the Code (and under similar provisions of applicable state or local Law) and will be a validly electing S corporation immediately preceding the Closing. At all times since November 3, 2014, the Company, the Sellers and former members of the Company have been eligible shareholders for a “small business corporation” within the meaning of Section 1361 of the Code, and the Company has had only one class of stock within the meaning of Section 1361(b)(1)(D) of the Code and Section 1.1361-1(l) of the Treasury Regulations. There have been no events, transactions or activities of the Company or the Sellers which would cause, or would have caused, the status of the Company as an S corporation to be subject to termination or revocation (whether purposefully or inadvertently). The Company and the Australian Subsidiary use the cash method of accounting for income Tax purposes.

(k) No written claim has been made by any Governmental Body in a jurisdiction where the Company or the Australian Subsidiary does not file Tax Returns that the Company or the Australian Subsidiary is or may be subject to taxation by that jurisdiction. The Company has never had a permanent establishment (within the meaning of an applicable tax treaty) in any country other than the United States or otherwise has or has had an office or fixed place of business in a country other than the United States.

51.

(l) Part 2.16(l) of the Disclosure Schedule lists each Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Body with respect to the Company or the Australian Subsidiary that is not generally available to Persons without specific application therefor (each, a “Tax Grant”) that has current applicability to the Company or the Australian Subsidiary, as applicable. Each of the Company and the Australian Subsidiary is in material compliance with the requirements for any applicable Tax Grants.

(m) No share of Company Capital Stock and no Company Convertible Security is a “covered security” within the meaning of Section 6045(g) of the Code. Except as indicated in Part 2.16(m) of the Disclosure Schedule, a valid election under Section 83(b) of the Code was made for each share of Company Capital Stock that was issued in connection with the performance of services and that is or was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The Company has delivered to Purchaser true, correct, and complete copies of all election statements under Section 83(b) of the Code received by the Company in accordance with Treasury Regulation Section 1.83-2(d).

2.17 Employee Benefit Plans.

(a) Part 2.17(a) of the Disclosure Schedule sets forth a list of all Company Plans and Company Service Provider Agreements (including representative forms of individual restricted stock/share agreements).

(b) No Company Plan or Company Service Provider Agreement is or ever has been subject to ERISA, COBRA or HIPAA or intended to be qualified under the Code.

(c) With respect to each Company Plan and Company Service Provider Agreement, the Company has delivered or otherwise made available to Purchaser a true, correct and complete copy of: (i) each writing constituting a part of any written Company Plan and Company Service Provider Agreement and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan or Company Service Provider Agreement, and written summaries of the material terms of all unwritten Company Plans and Company Service Provider Agreements, (ii) all filed Internal Revenue Code Section 83(b) Elections, and (iii) all written correspondence given to such Company Plan or Company Service Provider Agreement, the Company, the Australian Subsidiary or any Company ERISA Affiliate by any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Company Plan or Company Service Provider Agreement) relating to such Company Plan or Company Service Provider Agreement or provided to any such entity by the Company Plan or Company Service Provider Agreement, the Company, the Australian Subsidiary or a Company ERISA Affiliate with respect to such Company Plan or Company Service Provider Agreement.

(d) In all material respects, each Company Plan and Company Service Provider Agreement has been established, funded and maintained in accordance with its terms and in compliance with all applicable Laws, including but not limited to the Code. There are no Actions

52.

or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) with respect to any Company Plan or Company Service Provider Agreement. There are no audits, inquiries, investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan or Company Service Provider Agreement. Neither the Company, nor the Australian Subsidiary, nor any Company ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan or Company Service Provider Agreement under the Code. The Company, the Australian Subsidiary and each Company ERISA Affiliate have timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan and Company Service Provider Agreement, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan. Each Company Plan and Company Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liability to Purchaser, the Company, the Australian Subsidiary or any Company ERISA Affiliate (other than ordinary administration expenses).

(e) Except as set forth in Part 2.17(e) of the Disclosure Schedule, no payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company, the Australian Subsidiary or any Company ERISA Affiliates is bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 or Section 409A of the Code. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will increase the benefits or compensation payable under any Company Plan or any Company Service Provider Agreement or to any current or former director, officer, employee or other individual service provider of the Company, or will result in any acceleration of the time of payment, funding or vesting of any benefits or compensation under any Company Plan or any Company Service Provider Agreement or for any current or former director, officer, employee or other individual service provider of the Company.

(f) No Company Plan or Company Service Provider Agreement is, and neither the Company, nor the Australian Subsidiary, nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), or to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. The Company has no current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(g) No Company Plan or Company Service Provider Agreement is, and neither the Company, nor the Australian Subsidiary, nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to any foreign benefits plan.

53.

(h) No Company Plan or Company Service Provider Agreement provides, nor does the Company, the Australian Subsidiary or any Company ERISA Affiliate have any liability or obligation to provide, post-termination or post-employment: payments (whether of severance pay, change of control or otherwise), equity acceleration, forgiveness of indebtedness, vesting, medical, health or life insurance or other welfare-type benefits, increase in benefits or obligation to fund benefits, with respect to any Person.

(i) No Company Plan, Company Service Provider Agreement, employment agreement, or other compensation arrangement of the Company is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Neither the Company nor any subsidiary of the Company has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code. Timely and effective elections under Section 83(b) of the Code have been made with respect to all Company options exercised before they were vested.

2.18 Employee Matters.

(a) Except as described on Part 2.18(a)(i) of the Disclosure Schedule, the Company does not have, and has never had, any employees, including but not limited to, full-time, part-time, temporary or leased employees. Part 2.18(a)(i) of the Disclosure Schedule lists each of such employees engaged by the Company or providing services to the Company at any time since its incorporation, and all related contracts, agreements or arrangements. Part 2.18(a)(ii) of the Disclosure Schedule lists each of the consultants, independent contractors, advisors, and other Company Service Providers engaged by the Company or providing services to the Company at any time since its incorporation, and all related contracts, agreements or arrangements.

(b) The Company: (i) is, and at all times since its incorporation has been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to, Laws, orders, rulings, decrees, judgments and awards relating to terms and conditions of employment, wages, hours, employment taxes and withholdings, labor relations, worker classification (including the proper classification of workers as employees or independent contractors and/or consultants), wages and hours, discrimination, harassment, retaliation, immigration, wrongful discharge or other violation of the rights of employees, former employees, prospective employees or other Company Service Providers; (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any employee or other Company Service Provider; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee or other Company Service Provider (other than routine payments to be made in the normal course of business).

54.

(c) The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, or works council or similar body, nor is any such Contract or agreement presently being negotiated, nor, is there, nor has there been since its incorporation, a representation campaign or organizing activity with respect to any of the employees or Company Service Providers. There are no, and there have never been any, Actions filed, pending, or, to the Company’s Knowledge, threatened or reasonably anticipated, by or before any court, governmental agency, administrative agency, or commission by or on behalf of any current or former applicant or Company Service Provider, including, without limitation, any claim, relating to any collective bargaining obligation or agreement, wages and hours, employment statute or regulation, workers’ compensation policy, safety, retaliation, harassment, immigration or discrimination. No allegations of sexual harassment or misconduct have been made against any Company Service Provider and the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by any Company Service Provider or other agent or representative of the Company.

(d) No Company Service Provider (including but not limited any of the Company Management) has provided notice to the Company of his or her intent to terminate his or her relationship with the Company. To the Knowledge of the Company, no Company Service Provider is in breach of any non-competition agreement or restrictive covenant to a former employer or other entity relating to the right of any such Company Service Provider to be employed or engaged by the Company.

(e) Each individual who has rendered services to the Company who was classified by the Company as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under any Company Plans) was properly so characterized. The Company does not have any Liability as a result of the failure to properly classify any current or former independent contractor, consultant, advisor or other Company Service Provider as an employee of the Company. The Company is, and at all times has been, in material compliance with all Contracts, Company Service Provider Agreements, applicable Law, and any other obligations due to or in connection with any current or former independent contractor, advisor or other Company Service Provider. There are no sums owing to any current or former independent contractor, consultant, advisor or other Company Service Provider, other than reimbursements of expenses and fees for the applicable current work period.

2.19 Environmental Matters. The Company is, and has been at all times since January 1, 2018, in compliance in all material respects with all applicable Environmental, Health, and Safety Requirements. (a) There is no legal proceeding or Order relating to or arising under Environmental, Health, and Safety Requirements that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property currently operated or leased by the Company; (b) the Company has not received any written notice of, or assumed (by Contract or operation of Law or otherwise), any liability relating to or arising under Environmental, Health, and Safety Requirements; and (c) there has been no release of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company.

55.

2.20 Insurance. The Company has the insurance of the types and in the amounts set forth in Part 2.20 of the Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the date of this Agreement, there is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of such policies. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies.

2.21 Required Approval. The execution and delivery of this Agreement (and the agreements and documents contemplated hereby) by the Sellers is the only approval of the holders of any class or series of shares of the Company necessary to adopt or approve this Agreement and the transactions contemplated hereby.

2.22 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.23 Related Party Transactions.

(a) Except as set forth in Part 2.23(a) of the Disclosure Schedule, there are no obligations of the Company to, or Contracts with, current or former officers, directors, stockholders or employees of the Company or their respective Affiliates or family members other than (i) for payment of ordinary course salaries and bonuses for services rendered, (ii) reimbursement of customary and reasonable expenses incurred on behalf of the Company, and (iii) benefits due under Company Plans, Company Service Provider Agreements and ordinary course fringe benefits not required to be listed on Part 2.17(a) of the Disclosure Schedule (each Contract required to be set forth on Part 2.23(a) of the Disclosure Schedule, an “Affiliated Agreement”).

(b) To the Company’s Knowledge, no officer, director or employee of the Company or Company stockholder is directly interested in any Material Contract. Except as set forth in Part 2.23(b) of the Disclosure Schedule, neither the Company nor any of its Affiliates, directors, officers or employees possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any entity that is a material supplier, contractor, lessor, lessee or competitor of the Company.

(c) Effective as of Closing, the Affiliated Agreements set forth on Part 2.23(c) of the Disclosure Schedule have been terminated and are of no further force or effect (and without any remaining liability or obligation of the Company).

2.24 Inventory. The Company owns no Inventory.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to the Sellers as follows:

3.1 Due Incorporation; Subsidiaries. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Delaware.

56.

3.2 Authority; Binding Nature of Agreement. Purchaser has all necessary corporate power and authority to perform its obligations under this Agreement, and the execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on the part of Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention; Consents. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2020, Purchaser has filed or furnished (as applicable) on a timely basis all forms, reports and documents (including all exhibits, schedules and annexes thereto) required to be filed with or furnished to the SEC under applicable Law, including any amendments or supplements thereto (collectively, together with all documents filed on a voluntary basis on Form 8-K and together with all documents and information incorporated by reference therein, the “Purchaser SEC Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Purchaser SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), including, in each case, the rules and regulations promulgated thereunder, and none of the Purchaser SEC Reports at the time they were filed, or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Purchaser SEC Reports.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Purchaser SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof and the results of operations and cash flows of Purchaser for the periods covered thereby.

57.

(c) Purchaser maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Purchaser maintains records that in reasonable detail accurately and fairly reflect Purchaser’s transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (iii) that receipts and expenditures are made only in accordance with authorizations of management and Purchaser’s board of directors; and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Purchaser’s assets that could have a material effect on Purchaser’s financial statements. Purchaser has evaluated the effectiveness of Purchaser’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Purchaser SEC Report that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Purchaser has disclosed to Purchaser’s auditors and the audit committee of its board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

(d) Purchaser’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Purchaser in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure. Purchaser has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Purchaser’s outside auditors and the audit committee of its board of directors (i) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material way Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s “internal control over financial reporting.” Any material change in internal control over financial reporting required to be disclosed in any Purchaser SEC Report has been so disclosed. Purchaser has evaluated the effectiveness of the Purchaser’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Purchaser SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and, to the extent required by applicable Law, disclosed in such report or amendment any change in Purchaser’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Purchaser’s internal control over financial reporting.

58.

3.5 Litigation. There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser challenging the transactions contemplated hereby.

3.6 Acknowledgement Regarding Representations.

(a) The representations and warranties of the Sellers set forth in this Agreement constitute the sole and exclusive representations and warranties of the Sellers in connection with the transactions contemplated hereunder and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Sellers and, except for the representations and warranties set forth in this Agreement, and without prejudicing claims for Fraud, Purchaser is not relying, and Purchaser has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

(b) In connection with the due diligence investigation of the Company by Purchaser and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Purchaser and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Purchaser hereby acknowledges and agrees that, except to the extent explicitly covered by the representations and warranties set forth in this Agreement, neither the Company, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

3.7 No Purchaser Vote Required. No vote or other action of the stockholders of Purchaser is required by applicable Law, the certificate of incorporation or bylaws of Purchaser or otherwise in order for Purchaser to consummate the transactions contemplated hereby.

3.8 Availability of Funds. Purchaser has and to its knowledge will have, from and after the Effective Time, available cash resources to consummate the transactions contemplated hereby and pay all fees and expenses in connection therewith.

3.9 Purchaser Common Stock. The Purchaser Common Stock issuable pursuant to this Agreement, when issued, sold, and delivered in accordance with the terms herein, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer (i) under the Securities Act, and (ii) with respect to the Lock-Up Parties, the Lock-Up Agreements. Assuming the accuracy of the representations of the Sellers in Sections 4.6 (Accredited Investor) and 4.7 (Seller Investment Acknowledgments) of this Agreement, such shares of Purchaser Common Stock will be issued in compliance with all applicable U.S. federal and state securities laws.

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller individually (not jointly) and severally represents and warrants to Purchaser as follows:

59.

4.1 Authority; Binding Nature of Agreement. Such Seller has the legal capacity and all necessary power and authority to perform its obligations under this Agreement, and the execution, delivery and performance by such Seller of this Agreement has been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.2 Non-Contravention; Consents. The execution and delivery of this Agreement and the other Ancillary Agreements to which such Seller is (or will be) a party by such Seller and the consummation by such Seller of the transactions contemplated hereby and thereby will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or similar charter or organizational documents) of such Seller, (b) cause a violation by such Seller of any Law applicable to such Seller, except as would not reasonably be expected to materially and adversely impact such Seller’s ability to consummate the transactions contemplated hereby or thereby, or (c) cause a default on the part of Purchaser under any material contract of such Seller, except as would not reasonably be expected to materially and adversely impact such Seller’s ability to consummate the transactions contemplated hereby or thereby. Such Seller is not required to obtain any Consent from any Governmental Body at any time prior to the Closing in connection with its execution and delivery of this Agreement and the other Ancillary Agreements to which such Seller is (or will be) a party or the consummation of the transactions contemplated hereby and thereby.

4.3 Ownership of Company Capital Stock.

(a) Such Seller has sole record and beneficial ownership of, and the sole right to vote and dispose of, the shares of Company Capital Stock set forth opposite such Seller’s name on Schedule 1.2 and holds good and valid title to such shares of Company Capital Stock free and clear of all Liens, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, and immediately following Closing, Purchaser will have sole record and beneficial ownership of all of such shares of Company Capital Stock. Such Seller has the sole right to vote, if applicable, and to dispose of, the shares of Company Capital Stock listed on Schedule 1.2. Such Seller is not a party to any option, warrant, purchase right or other Contract other than this Agreement that requires such Seller to sell, transfer or otherwise dispose of any shares of Company Capital Stock, or that gives any other Person any rights with respect to the shares of Company Capital Stock owned by such Seller or otherwise pertains to such shares of Company Capital Stock. Such Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any of such shares of Company Capital Stock.

(b) Other than the shares of Company Capital Stock set forth opposite such Seller’s name on Schedule 1.2, such Seller does not own, beneficially or of record, any (i) shares of Company Capital Stock, (ii) stock appreciation right, option, restricted stock, restricted stock unit, “phantom” stock or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any security of the Company or (iii) warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract to purchase, convert or otherwise acquire any share of capital stock of the Company or any security or debt convertible into or exchangeable for capital stock of the Company or obligating the Company to grant, extend or enter into any such stock appreciation right, option, restricted stock, restricted stock unit, “phantom” stock, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.

60.

4.4 Litigation. As of the date of this Agreement, there is no Action pending (or, to the knowledge of such Seller, being threatened) against such Seller (a) challenging the transactions contemplated hereby, or (b) that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of such Seller to perform its obligations under, and consummate the transactions contemplated by, this Agreement and the other Ancillary Agreements to which such Seller is (or will be) a party.

4.5 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

4.6 Accredited Investor. Such Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, and is acquiring the shares of Purchaser Common Stock hereunder for investment for its own respective account and not with a view to, or for resale in connection with, any distribution thereof in a manner that would violate the registration requirements of the Securities Act.

4.7 Seller Investment Acknowledgments.

(a) Such Seller understands that any shares of Purchaser Common Stock issuable pursuant to this Agreement, when issued by Purchaser in accordance with this Agreement, (i) will not be registered for sale under the Securities Act or any other applicable securities Laws, (ii) will be issued in reliance on the private offering exemption in Section 4(a)(2) of the Securities Act, and (iii) may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities Laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement.

(b) Such Seller acknowledges and is aware that any shares of Purchaser Common Stock issuable pursuant to this Agreement, when issued by Purchaser in accordance with this Agreement, may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until Seller has held the Purchaser Common Stock for the applicable holding period under Rule 144. Such Seller acknowledges and understands that notwithstanding any obligation hereunder, after completion of the applicable holding period, Seller may be precluded from selling such securities under Rule 144, if Purchaser has not complied with its obligation to file current public information. Such Seller acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of shares of Purchaser Common Stock. Such Seller understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

61.

(c) Such Seller understands the risks involved in an investment in the Purchaser Common Stock.

(d) Such Seller acknowledges and agrees that it will offer, sell or otherwise transfer the shares of Purchaser Common Stock issuable pursuant to this Agreement, prior to the date which is six months after the original issue date of the Purchaser Common Stock, only (i) to Purchaser, (ii) pursuant to a registration statement that has been declared effective under the Securities Act, or (iii) pursuant to another available exemption from the registration requirements of the Securities Act, subject to Purchaser’s right prior to any such offer, sale or transfer pursuant to clause (iii) to require (A) notification to Purchaser of the proposed disposition with a detailed statement of the circumstances surrounding the proposed disposition and (B) the delivery of an opinion of counsel, certificates and/or other information reasonably satisfactory to Purchaser (including, without limitation, the execution by the transferee of Purchaser Common Stock of a letter with representations, warranties and certifications substantially similar to those provided in this Section 4.7 (Seller Investment Acknowledgments)). If such Seller is an employee or Affiliate of Purchaser following the Closing, Seller will comply with (x) any other provisions of Rule 144 that are applicable to an Affiliate of the registrant and (y) insider trading and other policies of Purchaser.

(e) Such Seller understands that the certificates representing any shares of Purchaser Common Stock issued pursuant to this Agreement shall bear a restrictive legend substantially similar to the following (together with any other legend or legends required by applicable state or foreign securities laws or otherwise):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER IN EACH CASE AS SET FORTH IN A STOCK PURCHASE AGREEMENT PURSUANT TO WHICH THESE SECURITIES WERE ORIGINALLY ISSUED, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON PERMITTED TRANSFEREES OF THESE SHARES.

62.

4.8 Adequate Information; No Reliance.

(a) Such Seller has received all the information Seller considers necessary or appropriate for deciding whether to acquire shares of Purchaser Common Stock issuable pursuant to this Agreement and has had the opportunity to review Purchaser’s filings and submissions with the SEC, including, without limitation, all information filed or furnished pursuant to the Exchange Act, as amended (the “SEC Filings”) (the accuracy of which it is relying on when entering into the transactions contemplated hereby). Such Seller further represents that Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the Purchaser Common Stock and the business, properties, prospects, and financial condition of Purchaser and the terms and conditions of the transactions contemplated hereby and to obtain such additional information (to the extent Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. Such Seller is a sophisticated and experienced investor and is capable of evaluating, to its satisfaction, the accounting, tax, financial, legal and other risks associated with the transactions contemplated hereby, and such Seller has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the transactions contemplated hereby and to make an informed investment decision with respect to such transactions, and such Seller is capable of sustaining any loss resulting therefrom without material injury.

(b) The representations and warranties of Purchaser set forth in Section 3 (Representations and Warranties of Purchaser) constitute the sole and exclusive representations and warranties of Purchaser in connection with the transactions contemplated hereunder and such Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Purchaser and, except for the representations and warranties set forth in Section 3 (Representations and Warranties of Purchaser), and without prejudicing claims for Fraud, such Seller is not relying, and such Seller has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. Such Seller hereby acknowledges and agrees that, except to the extent explicitly covered by the representations and warranties set forth in Section 3 (Representations and Warranties of Purchaser), neither the Company nor Purchaser, nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to any estimates, projections, forecasts, forward-looking statements, business plans or likelihood of achieving any Net Sales Event.

63.

SECTION 5. CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

5.1 Release of Claims.

(a) Effective upon the Closing, each Seller, in each case on behalf of such Seller and his, her or its Affiliates, directors, officers, agents, trustees, beneficiaries, heirs, legal representatives, personal representatives, successors and assigns (each a “Releasor”), hereby irrevocably waives, releases and discharges Purchaser, the Company, and any of their respective Affiliates, and each of their respective past, present and future directors, officers, agents, trustees, beneficiaries, heirs, legal representatives, successors and assigns (“Releasees”) from any and all Liabilities and obligations to such Releasor of any kind or nature whatsoever, in such Releasor’s capacity as a stockholder of the Company, if applicable, and in any other capacity (including as an officer, director, employee or consultant of the Company), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under the Company Charter or the Company’s bylaws (including without limitation any rights of contribution or indemnification thereunder), or any agreement or understanding (other than this Agreement and any Ancillary Agreements) or otherwise at Law or equity (the “Released Claims”), and each Releasor agrees that it shall not, and it shall cause its Affiliates, directors, officers, agents, trustees, beneficiaries, heirs, legal representatives, personal representatives, successors and assigns not to, seek to recover any amounts in connection therewith or thereunder from any of the Releasees; provided, that the waivers contained in this Section 5.1 (Release of Claims) shall not apply to (i) claims against Purchaser asserted pursuant to this Agreement or any Ancillary Agreement for breach thereof by Purchaser; and (ii) any accrued compensation for the current pay period to which the undersigned may be entitled as of the Closing Date in its capacity as an employee or consultant. Except as provided in clause (ii) of the foregoing proviso, Releasor relinquishes and waives any rights to other forms of payment or benefits under any other agreement between Releasor and his, her or its Affiliates and the Company, whether written, oral, express or implied. The foregoing release includes, without limitation, any claims under: The California Worker Adjustment and Retraining Notification Act, Cal. Labor Code § 1400, et seq.; The California Fair Employment and Housing Act, Cal. Gov’t Code § 12940, et seq.; The California Family Rights Act of 1993, Cal. Gov’t Code § 12940, et seq.; The California Equal Pay Law, Cal. Lab. Code § 1197.5, et seq. or any California wage payment law; any other section of the California Labor Code; any section of the applicable Order of the California Industrial Welfare Commission.

(b) Subject to Section 5.1(a) (Release of Claims) above, in furtherance of the foregoing, (i) each Seller, in each case on behalf of such Seller and the other Releasors, hereby agrees that he, she or it shall not make any claim for indemnification against any Releasee by reason of the fact that Seller is or was an employee, officer, director, stockholder or equity holder of the Company (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against Seller or the Company, and (ii) such Seller, on behalf of such Seller and the other Releasors, hereby acknowledges and agrees that he, she or it shall not have any claim or right to contribution or indemnity from any Releasee with respect to any amounts paid by he, she or it pursuant to this Agreement.

64.

(c) Each Seller, on behalf of such Seller and the other Releasors, represents, warrants, acknowledges and agrees that he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company and Purchaser, and, in agreeing to this release, Seller does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or Purchaser or anyone else with regard to the subject matter, basis or effect of this release.

(d) Each Seller, on behalf of such Seller and the other Releasors, acknowledges that he, she or it, is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Each Seller, hereby waives and relinquishes, in each case on behalf of such Seller and the other Releasors, any rights and benefits that Seller, or Releasors, may have under Section 1542 or any similar statutory or common law principle of any jurisdiction. Seller acknowledges that Seller may hereafter discover facts in addition to or different from those that Seller now knows or believes to be true with respect to the subject matter of this release, but it is Seller’s intention to fully and finally and forever settle and release all Released Claims. In furtherance of the foregoing, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

(e) Each Releasor that is or at any time was (or whose Affiliate is or at any time was) an employee or consultant of the Company further states under penalties of perjury that: (i) Releasor and his, her or its Affiliates have been paid properly for all hours worked with the exception of any wages that Releasor and his, her or its Affiliates may be entitled to for hours worked between the last payday prior to the Closing and the Closing; and (ii) Releasor and his, her or its Affiliates have received all compensation, benefits and payments owed to Releasor and his, her or its Affiliates by the Company.

5.2 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or any Ancillary Agreements, each of the parties shall take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

5.3 Reserved.

65.

5.4 Confidentiality. The Confidentiality Agreement shall terminate as of the Closing. From and after the Closing, the Securityholders’ Representative and each Seller shall not, and they shall each cause their respective Affiliates and Representatives not to: (a) communicate, disclose, divulge, reveal or convey (whether directly or indirectly, orally, in writing or otherwise, voluntarily or involuntarily) in any manner or by any means of communication whatsoever, any Confidential Information to any Person, (b) misappropriate any Confidential Information, or (c) otherwise use or employ (whether directly or indirectly, voluntarily or involuntarily) any Confidential Information in any manner. Notwithstanding the foregoing: (i) a Person may disclose Confidential Information to his, her or its attorneys and other professional advisors who have a need to know such information to carry out the transactions contemplated hereby or in connection with a dispute with respect to such transaction, which advisors will be advised of the obligations of confidentiality set forth herein and the disclosing Person shall be responsible for any breach thereof by such professional advisors; (ii) if a Person shall at any time be involved in any proceeding in which he, she or it becomes required to disclose any Confidential Information in violation of this Agreement, whether in discovery or otherwise, such Person may furnish that portion (and only that portion) of such Confidential Information that, in the written opinion of its counsel, such Person is legally compelled or is otherwise required to disclose or else stand in contempt or suffer other censure or penalty; provided, that such Person shall notify Purchaser of such matter as soon as practicable, and that Purchaser or the Company shall be entitled to participate in any such proceeding, as a party thereto, to the greatest extent permitted by applicable Law and in any event shall be allowed to participate in formulating and implementing strategies to effect the confidentiality restrictions set forth above, with counsel of its own choosing; and (iii) if a party hereto shall at any time be involved in any proceeding against another party to this Agreement with respect to the transactions contemplated hereby, in which he, she or it desires to disclose any Confidential Information in violation of this Agreement, whether in discovery or otherwise, such party may furnish that portion (and only that portion) of such Confidential Information that, in the written opinion of its counsel, is needed for such proceeding; provided, that, other than in the case where the Company, Purchaser or any of their Affiliates is a party to such proceeding, such party shall notify Purchaser prior to such disclosure, and that Purchaser or the Company shall be entitled to participate in any such proceeding, as a party thereto, to the greatest extent permitted by applicable Law and in any event shall be allowed to participate in formulating and implementing strategies to effect the confidentiality restrictions set forth above, with counsel of its own choosing.

5.5 Tax Matters.

(a) Purchaser or the Company shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company for any Pre-Closing Tax Period that are listed on Schedule 5.5(a) and are required to be filed after the Closing Date (each, a “Purchaser Prepared Return”). In the event that any Pre-Closing Taxes are reflected on any Purchaser Prepared Return that form the basis for a claim of indemnification pursuant to Section 6.1 (Indemnification by Sellers), Purchaser will submit such Purchaser Prepared Return to the Securityholders’ Representative for review and comment at least 20 days prior to the due date for filing such Purchaser Prepared Return (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date), and will consider in good faith any reasonable comments received in writing within 10 days of Purchaser’s delivery of a Purchaser Prepared Return to the Securityholders’ Representative; provided, however, that any failure to so submit a Purchaser Prepared Return shall not relieve the Sellers of any liability for Pre-Closing Taxes with respect to such Purchaser Prepared Return (except to the extent the Sellers are materially prejudiced by such failure). To the extent any Pre-Closing Taxes shown on Purchaser Prepared Returns prepared in accordance with this Section 5.5(a) (Tax Matters) are subject to indemnification under Section 6.1(a)(iii) (Indemnification by Sellers), Purchaser shall be entitled to reimbursement from the Sellers, or at the election of Purchaser, from the Escrow Fund, no later than two Business Days prior to the due date of such payment by the Company of such Pre-Closing Taxes.

66.

(b) Without the prior written consent of the Securityholders’ Representative (which will not be unreasonably withheld, delayed or conditioned), and except as required to make the Tax Returns true, correct and complete in all material respects (provided that Purchaser shall first consult with the Securityholders’ Representative and consider in good faith the Securityholders’ Representative’s input as to whether such action is necessary to make such Tax Returns true, correct and complete in all material respects), Purchaser shall not, and shall not allow the Company to, amend any Tax Return of the Company for a Pre-Closing Tax Period to the extent such amended Tax Return could reasonably be expected to increase the Sellers liability for Pre-Closing Taxes under Section 6.1 (Indemnification by Sellers).

(c) With respect to any audit, litigation or other proceeding with respect to Taxes of the Company (each a “Tax Claim”) Purchaser shall have the right to control such Tax Claim, including the defense and settlement thereof. With respect to any Tax Claim that relates solely to taxable periods or portions thereof that end on or before the Closing Date and involves Pre-Closing Taxes that are subject to indemnification in Section 6.1 (Indemnification by Sellers) (the “Indemnification Tax Matters”), Purchaser (x) will keep the Securityholders’ Representative reasonably informed concerning the progress of such Tax Claim, (y) will provide the Securityholders’ Representative copies of all material correspondence and other documents relating solely to such Indemnification Tax Matters, and (z) will not settle such Indemnification Tax Matters without the consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(d) Purchaser, the Company and their Affiliates, on the one hand, and the Securityholders’ Representative and the Company Management, on the other hand, shall cooperate in connection with the preparation and filing of Tax Returns, and any proceeding, investigation, audit or review by a Governmental Body with respect to Taxes. Such cooperation shall include the retention and, upon Purchaser’s request, the provision of records and information that are reasonably relevant to any such preparation, filing, proceeding, investigation, audit or review and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Company, on the one hand, and the Securityholders’ Representative and Company Management, on the other hand, agree to (to the extent applicable) (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Purchaser and the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records; provided, however, neither Purchaser nor any of its Affiliates (which will include the Company following the Closing) shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Body) beyond those set forth under Purchaser’s general policy on records retention.

(e) The Sellers shall pay all sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, excise, real property transfer or gains, or similar Taxes (“Transfer Taxes”) incurred as a result of the transactions contemplated in this Agreement and the Securityholders’ Representative shall file all related Tax returns, and Purchaser shall cooperate with the Securityholders’ Representative in connection with any such filings.

67.

5.6 Disclosure. Neither the Securityholders’ Representative nor any Seller (nor any of their respective Affiliates) shall at any time issue any press release or make any public statement regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of Purchaser. For the avoidance of doubt Purchaser may, without the prior consent of any other party, issue any such press release or make any other such public statement, including to the extent required by applicable Law or obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Purchaser or any of its Affiliates are listed.

5.7 Rule 144.

(a) With a view to making available to the Participating Securityholders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Participating Securityholder to sell shares of Purchaser Common Stock to the public without registration, Purchaser shall (i) make and keep public information available, as those terms are understood and defined in Rule 144, except that Purchaser may reasonably delay publicly disclosing any material non-public information in the event that Purchaser has a bona fide business purpose for not making such information public, (ii) file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act, and (iii) furnish to any Participating Securityholder, so long as the Participating Securityholder owns any shares of Purchaser Common Stock, promptly upon request (but no more than twice per year) (A) a written statement signed by Purchaser that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act and (B) such other information as may be reasonably requested in availing any Participating Securityholder of any rule or regulation of the SEC that permits the selling of shares of Purchaser Common Stock without registration or pursuant to such form. In connection with a proposed sale of shares of Purchaser Common Stock under Rule 144, Purchaser shall not require a Participating Securityholder to provide an opinion of counsel if (w) there is no material question as to the availability of current information as referenced in Rule 144(c), (x) such Participating Securityholder represents that it has complied with Rule 144(d) and (e) in reasonable detail acceptable to Purchaser, (y) the selling broker represents that it has complied with Rule 144(f), and (z) Purchaser is provided with a copy of such Participating Securityholder’s notice of proposed sale.

(b) Purchaser’s obligations under Section 5.7(a) (Rule 144) shall terminate upon the earlier of the date as of which (A) all of the shares of Purchaser Common Stock issued to the Sellers pursuant this Agreement have been publicly sold pursuant by the Sellers or (B) the Sellers are permitted to sell the shares of Purchaser Common Stock issued to the Sellers pursuant this Agreement without registration pursuant to Rule 144 (or any similar rule or regulation) under the Securities Act with no volume or manner-of-sale restrictions, without the requirement for Purchaser to be in compliance with the current public information requirement under Rule 144.

5.8 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and documents and do and perform such other acts as may be reasonably necessary to consummate this Agreement and the obligations and transactions contemplated hereby.

68.

SECTION 6. INDEMNIFICATION

6.1 Indemnification by Sellers.

(a) Subject to the other provisions of this Section 6 (Indemnification), following the Closing, the Sellers shall jointly and severally indemnify Purchaser and the Company, their respective Affiliates, and each of their respective officers, directors, employees, stockholders, agents, other representatives, successors and permitted assigns (each a “Purchaser Indemnified Party”) in respect of, and hold them harmless against, any Damages suffered, incurred or sustained by any Purchaser Indemnified Party to the extent directly or indirectly caused by:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in Section 2 (Representations and Warranties regarding the Company) of this Agreement;

(ii) any breach or nonfulfillment by the Securityholders’ Representative of any of its covenants, obligations or agreements contained in this Agreement;

(iii) any Pre-Closing Taxes;

(iv) the Company’s failure in any Pre-Closing Tax Period to qualify as an “S corporation” within the meaning of Section 1361(a) of the Code (and comparable provisions of state and local income Tax Law;

(v) any claims by (A) any current or former Seller or alleged current or former holder of any interest or security of the Company (including any Person alleged to hold Company Options), relating to or arising out of (x) this Agreement or the transactions, including the allocation, misallocation, miscalculation or inaccuracy of the Upfront Cash Consideration Amount, any Contingent Payments and/or Escrow Distributions amongst the Participating Securityholders, including as a result of any inaccuracy or error in the Closing Payment Schedule and/or a Contingent Payment Schedule, if applicable, except to the extent related to a breach of an obligation of the Purchaser of this Agreement or the Escrow Agreement, or (y) such Person’s status or alleged status as an equity holder or ownership of interests or securities in the Company at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (B) any Person to the effect that such Person is entitled to any interest or security or any payment in connection with the transactions contemplated by this Agreement other than as specifically provided for in this Agreement;

(vi) any claim by a current or former holder of Company Capital Stock, Company Convertible Securities or Company Option or any other Person, seeking to assert, or based upon: (A) ownership or rights to ownership of any shares of capital stock or other equity securities of the Company, including any claims for breaches of fiduciary duties owed to such Person in such capacity; or (B) any rights of a stockholder or other equity holder (other than in the case of clauses “(A)” and “(B)” claims based on the rights of any such Person to receive a portion of the payments contemplated to be made to such Person hereby as and to the extent set forth herein), including any option, preemptive rights or rights to notice or to vote;

69.

(vii) any inaccuracies or errors in or omissions from the Estimated Closing Statement, including errors in the calculations of the Closing Cash, the Closing Indebtedness, the Transaction Expenses, the Closing Working Capital, the Aggregate Exercise Amount or any of their respective constituent parts, to the extent not fully discharged at Closing or taken into account in the calculation of the Upfront Consideration Amount (as adjusted pursuant to Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount));

(viii) any claim, Liabilities or obligations with respect to any rights to indemnification by the Company existing in favor of the directors and officers of the Company as of the date of this Agreement for their acts and omissions occurring prior to the Effective Time; and

(ix) matters set forth in Schedule 6.1(a).

(b) Subject to the other provisions of this Section 6 (Indemnification), following the Closing, each Seller, severally and not jointly, shall indemnify Purchaser and the other Purchaser Indemnified Parties in respect of, and hold them harmless against, any Damages suffered, incurred or sustained by any Purchaser Indemnified Party resulting from or arising out of:

(i) any inaccuracy in or breach of any representation or warranty made by such Seller in Section 4 (Representations and Warranties Regarding Sellers) of this Agreement; and

(ii) any breach or nonfulfillment by such Seller of any of his, her or its covenants, obligations or agreements contained in this Agreement.

For the avoidance of doubt, the parties hereby expressly agree that Purchaser and the other Purchaser Indemnified Parties may (but are not obligated to) recover amounts under this Section 6.1(b) (Indemnification by Sellers) by recourse against the then remaining Indemnity Escrow Funds held in the Escrow Account and by offset against any Contingent Payment that is then due and payable or future Contingent Payment (notwithstanding the fact that such recourse or offset will affect all Participating Securityholders and not just the breaching Seller).

6.2 Indemnification by Purchaser. Subject to the other provisions of this Section 6 (Indemnification), following the Closing, Purchaser shall indemnify the Participating Securityholders in respect of, and hold them harmless against, any Damages suffered by the Participating Securityholders resulting from or arising out of:

(a) any inaccuracy in or breach of any representation or warranty made by Purchaser in Section 3 (Representations and Warranties of Purchaser); and

(b) any breach or nonfulfillment by Purchaser of any of its covenants, obligations or agreements contained in this Agreement.

70.

6.3 Third-Party Claims.

(a) In the event Purchaser becomes aware of a third-party claim (including any action or proceeding commenced or threatened to be commenced by any third-party) that Purchaser reasonably believes may result in an indemnification pursuant to Section 6.1 (Indemnification by Sellers) (any such claim, a “Third-Party Claim”), Purchaser shall promptly notify the Securityholders’ Representative in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the third party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by Purchaser) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of Purchaser in delivering a Claim Notice shall relieve the Sellers from any liability hereunder except and only to the extent they shall have been actually and materially prejudiced as a result of such delay or failure.

(b) Within 20 days after receipt of any Claim Notice, the Securityholders’ Representative may, upon written notice thereof to Purchaser (which written notice shall include an unqualified acknowledgement by the Securityholders’ Representative that the Sellers shall be responsible for all Damages relating to such Third-Party Claim (subject to the limitations contained in this Section 6 (Indemnification))), assume control of the defense of the Third-Party Claim referred to therein at the Sellers’ sole cost and expense (subject to the limitations contained in this Section 6 (Indemnification))) with counsel reasonably satisfactory to Purchaser. Notwithstanding anything to the contrary contained herein, the Securityholders’ Representative shall not be entitled to assume or control the investigation, defense or prosecution of such Third-Party Claim if (A) a majority of the Damages associated with such Third-Party Claim are not reasonably expected to be indemnifiable hereunder (including in the event the amount in dispute is reasonably likely to exceed the maximum amount for which the Sellers can then be liable pursuant to this Section 6 (Indemnification) in light of the limitations on indemnification contained herein), (B) at the time of assumption or thereafter, the Securityholders’ Representative fails to demonstrate its ability to conduct the investigation, defense or prosecution actively and diligently, (C) such Third-Party Claim seeks non-monetary, equitable or injunctive relief or alleges any violation of criminal Law, (D) such Third-Party Claim relates to or arises in connection with any criminal or regulatory proceeding, action, indictment, allegation or investigation, (E) an adverse resolution of the Third-Party Claim would reasonably be expected to have a material adverse effect on the (x) goodwill or the reputation of any Purchaser Indemnified Party or the future conduct of any of their respective businesses, (y) the assets, liabilities, revenues, or expenses of any Purchaser Indemnified Party or (z) the ability of any Purchaser Indemnified Party to exploit any of its or its Affiliates’ Intellectual Property, or (F) any Purchaser Indemnified Party has any liability with respect to any settlement or compromise. The party not controlling the defense of such Third-Party Claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Securityholders’ Representative assumes control of the defense of such Third-Party Claim and the Sellers and Purchaser have materially conflicting interests or different defenses available with respect to such Third-Party Claim which cause Purchaser to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of counsel to Purchaser shall be considered “Damages” for purposes of this Agreement.

71.

(c) The party controlling the defense of such Third-Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim. The Securityholders’ Representative shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed; provided, however, that the consent of Purchaser shall not be required with respect to any such settlement or judgment if (A) such settlement or judgment (1) involves no admission of wrongdoing by the Purchaser Indemnified Party or its Affiliates, and (2) the sole relief provided is monetary damages and (B) the Securityholders’ Representative agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment (net of the applicable deductible amount specified in Section 6.6(d) (Limitations)) and such settlement or judgment includes a complete release of Purchaser and its Affiliates, directors, officers, employees and representatives from further liability and has no other adverse effect on Purchaser or any other any Purchaser Indemnified Party. Purchaser shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Securityholders’ Representative, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Securityholders’ Representative shall not be required with respect to any such settlement or judgment if Purchaser agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment The procedures in this Section 6.3 (Third-Party Claims) shall not apply to any Tax Claim, which shall be governed solely by Section 5.5(c) (Tax Matters).

6.4 Indemnification Mechanics.

(a) In order to seek and be entitled to indemnification under this Section 6 (Indemnification), the Indemnified Party shall deliver a written notice to the Securityholders’ Representative (if the Indemnified Party is Purchaser, the Company or any other Purchaser Indemnified Party) or Purchaser (if the Indemnified Party is a Participating Securityholder) that contains (i) the basis of the claim in reasonable detail to the extent known at the time, (ii) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known), (iii) a statement that the Indemnified Party is entitled to indemnification under Section 6.1 (Indemnification by Sellers) or Section 6.2 (Indemnification by Purchaser) for such Damages and such claim meets the requirements of Section 6.5 (Survival of Representations and Warranties) and Section 6.6 (Mitigation, Threshold and Limitations), and (iv) such written notice containing such information, timely delivered (but it no event later than 30 days of actual knowledge of such claim), and meeting such requirements is referred to as an “Indemnification Demand”).

(b) Upon reasonable request, the Indemnified Party shall furnish the Securityholders’ Representative or Purchaser, as applicable, with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Securityholders’ Representative or Purchaser, as applicable, in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Securityholders’ Representative or Purchaser, as applicable, shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 30 days following receipt by the Securityholders’ Representative or Purchaser, as applicable, of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Securityholders’ Representative or Purchaser, as applicable, fails to deliver an Indemnification Dispute Notice prior to the expiration of such 30-day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 6 (Indemnification), and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 6 (Indemnification).

72.

(c) If the Securityholders’ Representative or Purchaser, as applicable, delivers an Indemnification Dispute Notice, then the Indemnified Party and the Securityholders’ Representative or Purchaser, as applicable, shall attempt in good faith to resolve any such objections raised by the Securityholders’ Representative or Purchaser, as applicable, in such Indemnification Dispute Notice. If the Indemnified Party and the Securityholders’ Representative or Purchaser, as applicable, agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Securityholders’ Representative or Purchaser, as applicable, shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.

(d) If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), the Indemnified Parties shall be entitled to pursue all remedies available to them under this Agreement or otherwise at law or in equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement).

6.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect until 5:00 p.m. Pacific time on the date that is 18 months after the Closing Date and all claims for indemnification therefor under this Section 6 (Indemnification) must be made prior to such time; provided, however, that (a) the Specified Representations shall survive the Closing and remain in full force and effect until 5:00 pm. Pacific time on the fifth anniversary of the Closing Date and all claims for indemnification therefor under this Section 6 (Indemnification) must be made prior to such time, (b) the Tax Representations shall survive the Closing and remain in full force and effect until the day that is 60 days following the expiration of the applicable statute of limitations and all claims for indemnification therefor under this Section 6 (Indemnification) must be made prior to such time, and (c) the IP Representations shall survive the Closing and remain in full force and effect until 5:00 pm. Pacific time on the third anniversary of the Closing Date and all claims for indemnification therefor under this Section 6 (Indemnification) must be made prior to such time; provided, further, that, with respect to any claim as to which an Indemnified Party shall have, on or prior to such date, delivered an Indemnification Demand, the indemnification obligations hereunder with respect to the claim asserted in such Indemnification Demand, shall survive until such time as such claim is fully and finally resolved and payment in respect thereof, if any is required to be made under the terms of this Agreement, shall have been made. All covenants and agreements of the parties contained in this Agreement (i) that are to be performed at the Closing shall survive the Closing and remain in full force and effect until the date that is 18 months after the Closing Date and (ii) that are to be performed following the Closing shall continue in effect and expire in accordance with their respective terms. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 6.5 (Survival of Representations and Warranties) is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 6.5 (Survival of Representations and Warranties) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

73.

6.6 Mitigation, Threshold and Limitations.

(a) Each Indemnified Party shall use reasonable efforts to mitigate any Damages for which such Indemnified Party seeks indemnification under this Section 6 (Indemnification).

(b) Except for Fraudulent breaches of representations contained in Section 2 (Representations and Warranties Regarding the Company) and, with respect to an individual Seller, Section 4 (Representations and Warranties Regarding the Sellers), and equitable remedies, including Section 7.11 (Specific Performance) to the extent permitted by Law, the sole recourse and exclusive remedy of the Purchaser Indemnified Parties arising out of this Agreement and the purchase and sale of the Company Capital Stock as contemplated hereby is to assert a claim for indemnification under the indemnification provisions of this Section 6 (Indemnification).

(c) The Purchaser Indemnified Parties’ sole and exclusive sources of recovery for indemnification claims under Section 6 (Indemnification) (except with respect to such claims related to breaches or inaccuracies of Specified Representations or Tax Representations) shall be (i) recourse against the then remaining Indemnity Escrow Funds held in the applicable Escrow Account and (ii) offset against the Contingent Payments, except that the liability for Damages caused by Fraudulent breaches of representations contained in Section 2 (Representations and Warranties Regarding the Company) and, with respect to an individual Seller, Section 4 (Representations and Warranties Regarding the Sellers) will not be subject to such limitation; provided that, other than for Damages caused by the Fraud of a Seller, in no event shall any Seller’s aggregate liability to the Purchaser Indemnified Parties for indemnification claims pursuant to this Section 6 (Indemnification) exceed the Indemnity Escrow Amount and any Contingent Payments made to such Seller. The parties acknowledge that there shall not be any duplicative recovery for any Damages arising from the same facts and circumstances.

74.

(d) Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnified Party shall be entitled to recover any Damages under Section 6.1(a)(i) or (b)(i) (Indemnification by Sellers) unless and to the extent (i) the Damages with respect to any such claim or series of related claims exceed $10,000 in the aggregate (and in the event such Damages do not exceed $10,000 then such Damages shall not be counted toward satisfaction of the Indemnity Deductible) and (ii) the aggregate Damages for which they would otherwise be entitled to indemnification under Section 6.1(a)(i) or 6.1(b)(i) (Indemnification by Sellers) exceed $70,000 (the “Indemnity Deductible”), at which point the Purchaser Indemnified Parties shall become entitled to be indemnified for all such Damages from the first dollar; provided, however, that the Indemnity Deductible shall not apply to (x) any claims for Fraudulent breaches of representations contained in Section 2 (Representations and Warranties Regarding the Company) and, with respect to an individual Seller, Section 4 (Representations and Warranties Regarding Sellers), or (y) any Damages related to the inaccuracy in or breach of any of the Specified Representations or the Tax Representations.

(e) In no event shall any Seller’s aggregate liability to the Purchaser Indemnified Parties for indemnification claims pursuant to this Section 6 (Indemnification) exceed the Indemnity Escrow Amount and any Contingent Payments made to such Seller, other than for a Fraudulent breach.

(f) Notwithstanding anything contained in this Agreement or elsewhere to the contrary, “material” and “Company Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties of the Company set forth in this Agreement shall be ignored under this Section 6 (Indemnification) for purposes of determining whether or not a breach or inaccuracy of a representation or warranty has occurred and the amount of any Damages.

(g) Notwithstanding anything to the contrary (express or implied) herein, there shall be no maximum liability for Damages caused by Fraudulent breaches of representations contained in Section 2 (Representations and Warranties Regarding the Company) and, with respect to an individual Seller, Section 4 (Representations and Warranties Regarding the Sellers) by any party who committed, participated in or had actual knowledge of such Fraud.

6.7 No Right of Contribution. Each of the Securityholders’ Representative (if the Indemnified Party is Purchaser, the Company or any other Purchaser Indemnified Party) and Purchaser (if the Indemnified Party is a Seller) waives, and acknowledges and agrees that such party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, indemnity, subrogation, reimbursement, or advancement of expenses with respect to any Damages, against the Indemnified Party, or its successors or assigns, in connection with any indemnification obligation under this Agreement.

6.8 Manner of Payment; Release of Escrow.

(a) The Indemnity Escrow Amount shall be available to indemnify, compensate and reimburse the Purchaser Indemnified Parties for any Damages for which they entitled to recover in accordance with the terms of this Section 6 (Indemnification), which will occur through the forfeiture of the applicable portion of the Indemnity Escrow Amount in accordance with the terms of this Section 6.8(a) (Manner of Payment; Release of Escrow). Each claim that is to be satisfied through the forfeiture of any portion of the Indemnity Escrow Amount pursuant to this Section 6 (Indemnification) shall be satisfied by forfeiture on behalf of the indemnifying parties of the Indemnity Escrow Amount with a value equal to the applicable Damages, which cash and shares will be forfeited in the same proportion as the Escrow Cash and the Escrow Shares were held back from the Sellers in accordance with Section 1.3 (Consideration for Shares) and 1.4 (Treatment of Company Options and Company Convertible Securities).

75.

(b) Subject to the limitations contained in Section 6.6 (Mitigation, Threshold and Limitations), any payment that the Sellers are obligated to make to any Purchaser Indemnified Parties pursuant to this Section 6 (Indemnification) shall be made, first (i) to the extent there are sufficient Indemnity Escrow Funds, by release of such Indemnity Escrow Funds to the Purchaser Indemnified Parties from the applicable Escrow Account by the Escrow Agent within two Business Days after the date written notice of any sums due and owing is delivered to the Escrow Agent pursuant to the Escrow Agreement by the joint instructions of the Securityholders’ Representative and Purchaser, and then (ii) either (x) directly by the Sellers in accordance with their respective Seller Ownership Percentages (subject to the limitations set forth in this Section 6 (Indemnification)) or (y) in accordance with Section 6.9 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments).

(c) Each delivery of any portion of the Indemnity Escrow Amount to Sellers pursuant to Section 6.8(b) (Manner of Payment; Release of Escrow) shall be made in proportion to the Sellers’ respective Seller Ownership Percentage of the Indemnity Escrow Amount being delivered. Any Escrow Shares to be so delivered to a particular Seller shall be rounded down to the nearest whole number of shares, and any Escrow Cash shall be rounded down to the nearest cent.

(d) Release.

(i) On the 18-month anniversary of the Closing Date, the Escrow Agent shall release the then remaining Indemnity Escrow Funds (to the extent such funds have not been utilized to pay the Purchaser Indemnified Parties for any indemnification claims under this Section 6 (Indemnification)) to the Sellers in accordance with Section 1.3 (Consideration for Shares) and the Escrow Agreement; provided that the Escrow Agent shall retain an amount (up to the total amount of the then remaining Indemnity Escrow Funds) equal to the amount of any claims for indemnification asserted prior to the 18-month anniversary of the Closing Date in accordance with the terms of Section 6.4(a) (Indemnification Mechanics) but which are not yet resolved (including any claims for which the time period to deliver an Indemnification Dispute Notice pursuant to Section 6.4(b) (Indemnification Mechanics) has not yet expired) (each such claim, an “Unresolved Claim”). The amount of the Indemnity Escrow Funds retained for each Unresolved Claim shall be released (to the extent such funds are not utilized to indemnify any Purchaser Indemnified Party for such Unresolved Claim in accordance with the terms of this Agreement) by the Escrow Agent to the Sellers or Purchaser, as applicable, in accordance with the prior sentence upon the final and binding resolution of such Unresolved Claim in accordance with this Section 6 (Indemnification) and the Escrow Agreement.

76.

(ii) For purposes of this Section 6 (Indemnification), each Escrow Share shall be deemed to have a value equal to the Reference Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Purchaser Common Stock occurring after the Effective Time). The parties further agree that, until such time as the Escrow Shares shall be forfeited or released to the Sellers, the Escrow Shares will be held in escrow by the Escrow Agent and treated as having been issued at the Closing to the Sellers and outstanding, and the Sellers (i) will be shown as the registered owners thereof on the books and records of Purchaser and (ii) shall have all rights to vote such Escrow Shares and receive on a current basis any cash dividends or other distributions made with respect to the Escrow Shares, other than dividends or distributions of shares of Purchaser capital stock (which shall be retained by Purchaser for the benefit of the Sellers and included as part of the Escrow Shares).

(e) Following the final determination and payment of the Adjustment Amount to the Sellers or Purchaser, as the case may be, in accordance with Section 1.6 (Post-Closing Adjustment to Upfront Consideration Amount), all amounts, if any, remaining in the Adjustment Escrow Fund shall become a part of the Indemnity Escrow Amount for the purpose of securing the Purchaser Indemnified Parties’ indemnification under Section 6 (Indemnification) of this Agreement.

6.9 Right to Satisfy Indemnification Claims by Reducing Contingent Payments.

(a) Purchaser is expressly authorized, but shall not be obligated, to set off up to 100% of any Damages for which it is entitled to indemnification hereunder (subject to the limitations set forth in Section 6 (Indemnification)), following final resolution of the claims set forth in any Indemnification Demand pursuant to Section 6.4 (Indemnification Mechanics) or otherwise pursuant to a final non-appealable order or judgment by a court of competent jurisdiction, against any Contingent Payment or any other payments to be made to the Participating Securityholders (directly or indirectly through the Company or the Securityholders’ Representative) following the Closing.

(b) Notwithstanding Section 1.9 (Contingent Consideration), if at the time any Contingent Payment is due and payable there shall be any outstanding Indemnification Demand delivered in accordance with Section 6.4(a) (Indemnification Mechanics), the amount of Damages with respect to which shall not have been finally determined in accordance with this Section 6 (Indemnification), then Purchaser shall be entitled, but shall not be required, to withhold from such Contingent Payment the amount of Damages the Purchaser Indemnified Party reasonably estimates to be subject to such Indemnification Demand. If the final amount of Damages for such Indemnification Demand is determined in accordance with this Section 6 (Indemnification) to be less than the amount withheld from such Contingent Payment, then Purchaser shall promptly, and in any event within five Business Days following the final determination of the amount of such Damages, deliver the difference to the Securityholders’ Representative for distribution to the Participating Securityholders pursuant to Section 1.5 (Exchange/Payment). If the final amount of Damages for such Indemnification Demand is determined in accordance with this Section 6 (Indemnification) to exceed the amount by which a Contingent Payment was reduced for such claim, then Purchaser shall continue to be entitled to indemnification for the amount of such excess for future Contingent Payments subject to the terms and conditions of this Section 6 (Indemnification), including Section 6.6 (Mitigation, Threshold and Limitations).

77.

6.10 Tax Treatment of Payments. The parties hereto agree to treat any payments made pursuant to this Section 6 (Indemnification) as adjustments to the consideration paid to the Participating Securityholders under Section 1.2 (Sale and Purchase of Shares; Closing) for all Tax purposes to the maximum extent permitted by applicable Law.

SECTION 7. MISCELLANEOUS PROVISIONS

7.1 Amendment. This Agreement may not be amended after the Closing except by an instrument in writing signed on behalf of Purchaser and the Securityholders’ Representative (acting for itself and on behalf of the Participating Securityholders).

7.2 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that all fees and expenses of the Escrow Agent shall be paid 50% by Purchaser and 50% by the Company (prior to Closing, with such obligation to pay being a Transaction Expense).

7.3 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. For the avoidance of doubt, the Securityholders’ Representative may execute and deliver waivers on behalf of any one or more Participating Securityholders.

7.4 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

7.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as set forth in Section 1.5 (Post-Closing Adjustment to Upfront Consideration Amount) and Section 1.9 (Contingent Consideration), in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware; and (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware. Each of the parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

78.

7.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that, neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by (a) the Company or Purchaser without the prior written consent of the Securityholders’ Representative, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that Purchaser or the Company may assign this Agreement or any of its or their rights or obligations hereunder to an Affiliate without the prior written consent of the Securityholders’ Representative but any such assignment to an Affiliate will not relieve Purchaser or the Company of its obligations hereunder), and (b) any Seller or the Securityholders’ Representative without the prior written consent of Purchaser, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Purchaser and the Company may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Purchaser or the Company or of that part of Purchaser’s or the Company’s business to which this Agreement relates, as long as Purchaser provides written notice to the Securityholders’ Representative of such assignment and the assignee thereof agrees in writing to assume and be bound hereunder; provided that any such assignment will not relieve Purchaser or the Company of its obligations hereunder unless such acquiror has a market capitalization in excess of $500 million at the date of the assignment.

7.8 Third Party Beneficiaries. Except as provided in Section 5.1 (Indemnification of Officers and Directors), Section 6.1 (Indemnification by Sellers) and Section 6.2 (Indemnification by Purchaser), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

79.

7.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address or e-mail address set forth beneath the name of such party below (or to such other address or e-mail address as such party shall have specified in a written notice given to the other parties hereto):

if to Purchaser or the Company:

MannKind Corporation

30930 Russell Ranch Road, Suite 300

Westlake Village, California 91362

Attention: David Thomson, General Counsel

Email: dthomson@mannkindcorp.com

in the case of notices to Purchaser or to the Company, with a copy to (which shall not constitute notice):

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Barbara L. Borden

E-mail: bordenbl@cooley.com

or any Seller or the Securityholders’ Representative:

SHR Services LLC

6500 Old Carversville Road

Lumberville, PA 18933

Attn: David Lopez

E-mail: davelopez@verizon.net

in the case of notices to any Seller or the Securityholders’ Representative, with a copy to (which shall not constitute notice):

AlphaTech Counsel, S.C.

P.O. Box 259870

Madison, WI 53725

Attention: Matthew Storms

Email: mstorms@alphatechcounsel.com

80.

7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.11 Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser, the Sellers and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

7.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

81.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Any document uploaded to the online data room utilized for the transactions contemplated hereby at least two Business Days prior to the Closing Date (with access thereto granted to Purchaser) shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.

(g) The medical terms referenced in this Agreement (including in the Exhibits attached hereto) shall, to the extent applicable, have meanings consistent with the definition of such terms in Stedman’s Medical Dictionary for the Health Professions and Nursing, 7th Edition.

(h) All amounts payable under this Agreement, including the amounts to be set forth in the Estimated Closing Statement and Closing Statement, shall be calculated and paid in U.S. Dollars. Any conversion of a foreign currency into U.S. Dollars shall be at the Exchange Rate.

7.13 Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 1.6(d) (Adjustment Amount), Section 2 (Representations and Warranties regarding the Company) and Section 4 (Representations and Warranties Regarding Sellers) of this Agreement. The representations and warranties contained in Section 2 (Representations and Warranties regarding the Company) of this Agreement are subject to (a) the exceptions and disclosures set forth in the Part of the Disclosure Schedule corresponding to the particular subsection of Section 2 (Representations and Warranties regarding the Company) in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such Part of the Disclosure Schedule by reference to another Part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other Part of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure or the contents of the agreement or document referenced therein that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

82.

7.14 Seller Group Law Firm.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, stockholders, partners, officers, employees and Affiliates, that AlphaTech Counsel, S.C. (the “Seller Group Law Firm”) has acted as counsel to the Company and one or more of the Company’s stockholders (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Purchaser agrees, for itself and on behalf of its Affiliates, including the Company upon and after the Closing, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by the Seller Group Law Firm will not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Purchaser shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based upon the prior representation of the Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

(b) All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) will be deemed to be attorney-client privileged and the expectation of client confidence relating thereto will belong solely to the Seller Group and will not pass to or be claimed by Purchaser or its Affiliates, including the Company upon and after the Closing. Accordingly, Purchaser and its Affiliates will not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such Privileged Communications or the engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Securityholders’ Representative, on behalf of the Seller Group, will be the sole holder of the attorney-client privilege with respect to the Privileged Communications and the engagement of the Seller Group Law Firm, and none of Purchaser or its Affiliates, including the Company, will be a holder thereof, (ii) to the extent that files of Seller Group Law Firm relating to the Privileged Communications or the Seller Group Law Firm’s engagement constitute property of the Company, only the Securityholders’ Representative, on behalf of the Seller Group, will hold such property rights and (iii) Seller Group Law Firm will have no duty whatsoever to reveal or disclose any such Privileged Communications or files of Seller Group Law Firm to Purchaser or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates (including the Company upon and after Closing), on the one hand, and a third party other than any of the Seller Group, on the other hand, Purchaser and its Affiliates (including the Company upon and after the Closing) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser nor any of its Affiliates (including the Company upon and after the Closing) may waive such privilege without the prior written consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.

[SIGNATURE PAGE FOLLOWs]

83.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MANNKIND CORPORATION

By:	/s/Michael Castagna

Name: Michael Castagna
Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

QRUMPHARMA, INC.

By:	/s/ Thomas Hofmann

Name: Thomas Hofmann
Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SECURITYHOLDER’S REPRESENTATIVE

SHR Services LLC

By:	/s/ David Lopez

Name: David Lopez
Title: Sole Member

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SELLERS:

/s/ Thomas Hofmann

Thomas Hofmann

/s/ Stefan Ufer

Stefan Ufer

/s/ Todd Hudson

Todd Hudson

/s/ Kevin Stapleton

Kevin Stapleton

/s/ Brandon Banaschewski

Brandon Banaschewski

/s/ David Lopez

David Lopez